Exhibit 2.2

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ALAMO BORDEN COUNTY 1, LLC,

as Seller

HIGHPEAK ENERGY ASSETS, LLC
as Buyer

AND

HIGHPEAK ENERGY, INC.
as HighPeak

Dated June 3, 2022

i

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS		1

1.1	Definitions	1

ARTICLE II. SALE AND PURCHASE OF THE ASSETS		9

2.1	Acquired Assets	9
2.2	Excluded Assets	11
2.3	Assumed and Retained Liabilities	13
2.4	“As Is, Where Is” Purchase	14

ARTICLE III. PURCHASE PRICE		14

3.1	Deposit	14
3.2	Purchase Price	14
3.3	Adjustments to the Base Purchase Price	15
3.4	Allocation	17
3.5	Tax Allocation	17

ARTICLE IV. CLOSING		17

4.1	Closing	17
4.2	Deliveries by Seller	17
4.3	Deliveries by Buyer	18
4.4	Further Cooperation	19

ARTICLE V. PURCHASE PRICE ADJUSTMENTS		20

5.1	Closing Adjustments	20
5.2	Post-Closing Adjustments	20
5.3	Suspended Funds	21
5.4	Audit Adjustments	21
5.5	Asset Taxes and Tax Returns	21
5.6	Cooperation	22

ARTICLE VI. DUE DILIGENCE; TITLE MATTERS		22

6.1	General Access	22
6.2	Seller’s Title	23
6.3	Defensible Title	23
6.4	Defect Letters	25
6.5	Rights and Remedies for Title Defects	26

ARTICLE VII. ENVIRONMENTAL ASSESSMENT		28

7.1	Physical Condition of the Assets	28
7.2	Inspection and Testing	28
7.3	Notice of Environmental Defects	29
7.4	Rights and Remedies for Environmental Defects	32

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF SELLER		33

8.1	Status of Formation	33
8.2	Authority	33
8.3	Validity of Obligations	33
8.4	Authorizations for Expenditures	33
8.5	Material Contracts	34
8.6	Litigation	35
8.7	Permits	35
8.8	Taxes	35
8.9	Environmental Laws	36
8.10	Preferential Purchase Rights	36
8.11	Consents	36
8.12	Payments for Production and Non-Consent Operations	36
8.13	Broker’s Fees	36
8.14	Bankruptcy Proceedings	36
8.15	Compliance with Laws	36
8.16	Production Imbalances	36
8.17	Suspense Funds; Royalties; Expenses	37
8.18	Wells	37
8.19	Bonds	37
8.20	Leases	37
8.21	Related Assets	37
8.22	Investor Status	38
8.23	Independent Evaluation of Investment	38
8.24	No Review	38
8.25	Ownership of the Assets	38
8.26	Scope of Representations of Seller	38
8.27	Physical Condition of Assets	39

ARTICLE IX. REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		39

9.1	Status of Formation	39
9.2	Authority	39
9.3	Validity of Obligations	39
9.4	Qualification and Bonding	40
9.5	Non-Security Acquisition	40
9.6	Evaluation	40
9.7	Financing	40
9.8	Broker’s Fees	40
9.9	Capitalization of HighPeak	40
9.10	Nasdaq Listing	41

9.11	SEC Filings	41
9.12	Securities Laws	42
9.13	Controls and Procedures	42
9.14	Absence of Certain Changes	42
9.15	Form S-3	43

ARTICLE X. CERTAIN AGREEMENTS OF SELLER		43

10.1	Maintenance of Assets	43
10.2	Transfer Orders	44
10.3	Preferential Rights	44
10.4	Records and Contracts	45
10.5	Delivery of Assets	45
10.6	Delivery of Lease Assignments	45
10.7	Registrable Securities	45
10.8	Cooperation	45
10.9	Successor Operator	45
10.10	Consents	45
10.11	Legends	46
10.12	Seller Agreements	47

ARTICLE XI. CERTAIN AGREEMENTS OF BUYER		47

11.1	Bonds, Letters of Credit and Guarantees	47
11.2	Seller’s Logos	48
11.3	Transfer Orders	48
11.4	Delivery of Lease Assignments	48
11.5	Cooperation	48
11.6	Notification of Breaches.	48

ARTICLE XII. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER		49

12.1	Representations and Warranties; Covenants	49
12.2	No Litigation	49
12.3	Governmental Consents	49
12.4	Deliveries	49
12.5	Impairments	49

ARTICLE XIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		49

13.1	Representations and Warranties; Covenants	49
13.2	No Litigation	50
13.3	Governmental Consents	50
13.4	Deliveries	50
13.5	Impairments	50
13.6	Nasdaq Listing	50

ARTICLE XIV. TERMINATION		50

14.1	Causes of Termination	50
14.2	Effect of Termination	51

ARTICLE XV. INDEMNIFICATION		52

15.1	Indemnification by Seller	52
15.2	Limitations	52
15.3	Indemnification by Buyer	54
15.4	Physical Inspection	54
15.5	Notification	55
15.6	Post-Closing Escrow	55

ARTICLE XVI. MISCELLANEOUS		56

16.1	Casualty Loss	56
16.2	Confidentiality	57
16.3	Notice	57
16.4	Press Releases and Public Announcements	58
16.5	Governing Law	58
16.6	Schedules and Exhibits	59
16.7	Financial Statement Information	59
16.8	Expenses, Taxes and Recording	60
16.9	HighPeak Change of Control	61
16.10	Assignment	61
16.11	Entire Agreement; No Reliance	61
16.12	Severability	61
16.13	Captions	62
16.14	Disclaimers Conspicuous	62
16.15	Certain Interpretive Matters	62
16.16	Counterpart Execution	62
16.17	Waiver of Certain Damages	62
16.18	No Waiver	62

v

INDEX OF DEFINED TERMS

33 Act Legend	48
Affiliate	1
Aggregate Environmental Defect Threshold	31
Aggregate Title Defect Threshold	26
Agreed Escrow Tax Treatment	58
Agreement	1
Alamo II	1
Alamo III	1
Alamo IV	1
Alamo Transaction	1
Allocated Value	17
Allocated Values	17
Allocation	17
Asset Tax	1
Assets	10
Assigned Area	2
Assignment and Bill of Sale	2
Assumed Environmental Liabilities	2
Assumed Liabilities	2
Base Purchase Price	15
Business Day	2
Buyer	1
Buyer Group	54
Buyer Parties	41
Bylaws	42
Cash Purchase Price	15
Casualty Loss	58
Certificate of Incorporation	42
Certificate of Non-Foreign Status	2
Change of Control	63
Claim	2
Closing	18
Closing Adjustment Statement	20
Closing Date	18
Code	2
Common Stock	42
Confidential Information	59
Confidentiality Agreement	2
Contracts	11
Crockett	2
Defect Notice Deadline	26
Defensible Title	24
Deposit	15

Deposit Escrow Agent	3
Drop Dead Date	18
DSU	3
Effective Time	3
Environment	3
Environmental Assessment	29
Environmental Condition	3
Environmental Consultant	31
Environmental Defect	3
Environmental Defect Notice	30
Environmental Defect Property	30
Environmental Defect Value	30
Environmental Disputes	31
Environmental Laws	3
Equipment	11
Escrow Agreement	15
Escrow Legend	48
Excess Qualifying Sale Proceeds	3
Exchange Act	43
Excluded Assets	12
Governmental Authority	4
Hazardous Material	4
HighPeak	1
HighPeak Preferred Stock	42
Hydrocarbons	4
Imbalance	4
Income Taxes	4
Indemnified Party	56
Indemnifying Party	56
Indemnity Deductible	55
Individual Claim Threshold	55
Individual Environmental Defect Threshold	30
Individual Title Defect Threshold	26
Knowledge of Seller	4
Law	4
Leases	10
Liability	4
Loss	5
Lowest Cost Response	5
Material Adverse Effect	5
Material Contracts	34
Nasdaq	10
Net Acre	25

Net Revenue Interest	24
Non-Competition Agreement	5
NORM	29
Order	5
Over-Produced	37
Parties	1
Party	1
Paying Party	22
Permit	6
Permitted Encumbrances	6
Person	7
Post-Closing Adjustment Statement	21
Post-Closing Escrow	19
Preferential Rights	46
Proceeding	7
Records	12
Reference Price	7
Registrable Securities	8
Registration Statement	8
Reimbursing Party	22
Related Agreements	15
Related Assets	11
Release	8
Remediate	8
Requisite Financial Statement Information	61
Restriction	8
Retained Liabilities	14
Rule 144	48
SEC	43
SEC Filings	43
Securities Act	19
Seller	1
Seller Group	56
Seller Tax Liabilities	9
Seller’s Environmental Response	31
Special Warranty	24
Specified Environmental Liabilities	9
Stock Consideration	15
Stock Escrow Agent	9
Stock Escrow Agreement	9
Straddle Period	22
Subject Formations	9
Survival Period	54
Suspense Funds	37
Target Closing Date	18
Tax	9
Tax Return	9
Taxes	9
Title Consultant	26
Title Defect	10
Title Defect Notice	26
Title Defect Property	26
Title Defect Value	28
Transfer Agent	15
Transfer Taxes	62
Under-Produced	37
Units	10
VWAP	10
Wells	10
Working Interest	25

EXHIBITS

Exhibit A (Assignment and Bill of Sale)
Exhibit B (Certificate of Non-Foreign Status)
Exhibit C (Non-Competition Agreement)

Exhibit D (Assigned Area)

Exhibit E (Reserved)

Exhibit F (Reserved)

SCHEDULES

Schedule 2.1(a)-1 (Leases)
Schedule 2.1(a)-2 (Wells)

Schedule 2.1(a)-3 (DSUs)
Schedule 2.1(c) (Contracts)
Schedule 2.1(j) (Geophysical and Seismic Data)
Schedule 2.2 (Excluded Assets)
Schedule 2.3 (Retained Liabilities)

Schedule 3.4 (Allocation)
Schedule 8.4 (Authorization for Expenditures)
Schedule 8.6 (Litigation)
Schedule 8.7 (Permits)
Schedule 8.8 (Taxes)
Schedule 8.9 (Environmental Matters)
Schedule 8.10 (Preferential Purchase Rights)
Schedule 8.11 (Consents)
Schedule 8.15 (Compliance with Laws)
Schedule 8.16 (Production Imbalances)
Schedule 8.17 (Certain Financial Obligations)

Schedule 8.18 (Wells)
Schedule 8.19 (Bonds)
Schedule 10.1 (Maintenance of Assets)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 3rd day of June, 2022 (the “Execution Date”), by and among Alamo Borden County 1, LLC, a Texas limited liability company (“Seller”), HighPeak Energy Assets, LLC, a Delaware limited liability company (“Buyer”), and HighPeak Energy, Inc., a Delaware corporation (“HighPeak”). Buyer and Seller are together referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.         Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B.         Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

ARTICLE I.

DEFINITIONS

1.1          Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings ascribed to them below when used herein with initial capital letters:

(a)    “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)    “Alamo II” means Alamo Borden County II, LLC, a Texas limited liability company.

(c)    “Alamo III” means Alamo Borden County III, LLC, a Texas limited liability company.

(d)    “Alamo IV” means Alamo Borden County IV, LLC, a Texas limited liability company.

(e)    “Alamo Transaction” means that certain Purchase and Sale Agreement dated as of February 15, 2022 by and among Buyer, Alamo II, Alamo III, and Alamo IV.

(f)    “Asset Tax” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom; but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(g)    “Assigned Area” means the lands described on Exhibit D.

(h)    “Assignment and Bill of Sale” means the Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit A, effecting the sale, transfer, conveyance and assignment of the Assets to Buyer.

(i)    “Assumed Environmental Liabilities” means any and all Claims, Losses, and Liabilities (including any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the lands covered by the Leases), other than the Specified Environmental Liabilities and subject to Seller’s indemnity obligations under Section 15.1 (further subject to the limitations and restrictions in Article XV), arising out of or relating to the Assets, the condition, ownership, maintenance, or use of the Assets, or operations on or with respect to the Assets, by any Person, whether before, on or after the Effective Time, to the extent: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law or other Law, including any violation, breach, or noncompliance with any Environmental Law or with any such Permit; (ii) arising out of or relating to the assessment, clean-up, removal, or other remediation of any Hazardous Material or other waste or materials of any kind that are subject to regulation under any Environmental Law; or (iii) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment.

(j)    “Assumed Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to the Assets, including those relating to the condition, ownership, operation, maintenance, or use of the Assets, or operations on or with respect to the Assets, whether before, on or after the Effective Time, including the Assumed Environmental Liabilities, but excluding in all cases the Retained Liabilities and subject to Seller’s indemnity obligations under Section 15.1.

(k)    “Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

(l)    “Certificate of Non-Foreign Status” means either (i) a certificate substantially in the form attached hereto as Exhibit B, or (ii) a validly executed IRS Form W-9.

(m)    “Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.

(n)    “Code” means the Internal Revenue Code of 1986, as amended.

(o)    “Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated November 23, 2022 by and among Crockett, Seller, Alamo II, Alamo III, Alamo IV, Alamo Exploration & Production, LLC and HighPeak.

(p)    “Crockett” means Crockett Operating, LLC, a Texas limited liability company.

(q)    “Deposit Escrow Agent” means UMB Bank, N.A., a national banking association.

(r)    “DSU” means a hypothetical drilling, spacing or pooled unit in the Subject Formations formed by combining the Leases and Units, or portions thereof, included within the lands described on Schedule 2.1(a)-3 with respect to each DSU.

(s)    “Effective Time” means 12:00 a.m. (Central Time) on January 1, 2022.

(t)    “Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, wetlands, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.

(u)    “Environmental Condition” means any event occurring or condition existing with respect to the Assets that causes an Asset to be subject to remediation under, in violation of, or fail to meet objective requirements or standards under any applicable Environmental Law. For the avoidance of doubt, the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing” well or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not solely form the basis of an Environmental Condition unless such Well is not scheduled on Schedule 2.1(a)-2 or Schedule 3.4.

(v)    “Environmental Defect” means an Environmental Condition discovered by Buyer or its representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to this Agreement.

(w)    “Environmental Laws” means any applicable Law in effect at or prior to the Closing Date relating to: (i) protection of human or workplace health and safety (to the extent relating to exposure to Hazardous Materials); (ii) pollution or protection of the Environment; (iii) Remediation or prevention of Releases of Hazardous Materials; or (iv) the presence, use, manufacture, production, generation, handling, treatment, recycling, storage, disposal, transportation, distribution, importing, labeling, testing, processing, Release, cleanup or control of, or exposure to, any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Materials), the Oil Pollution Act, the Endangered Species Act, the National Environmental Policy Act, any analogous state or local Laws, and all regulations promulgated pursuant to any of the foregoing. The term “Environmental Law” does not include prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.

(x)    “Excess Qualifying Sale Proceeds” means the proceeds in excess of $[***] from the sale for cash consideration by Seller or any of its Affiliates to any non-affiliated Person (other than Buyer or any of its Affiliates) of any shares of Common Stock pursuant to either this Agreement or the Put/Call Agreement.

(y)    “Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

(z)    “Hazardous Material” means any: (i) petroleum or any fraction thereof, waste oil, crude oil, natural gas, natural gas liquids, asbestos or asbestos-containing material, radon, toxic mold, urea formaldehyde, per- or polyfluoroalkyl substance, or polychlorinated biphenyls; (ii) substance, material or waste that is explosive or radioactive, or a “hazardous material,” “hazardous substance,” “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “regulated substance,” “toxic waste,” or “toxic substance” as designated, listed, or defined in any Environmental Law (including CERCLA and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); or (iii) other substance, material or waste that is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law.

(aa)    “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO².

(bb)    “Imbalance” means any Hydrocarbon production imbalance existing as of the Effective Time with respect to any of the Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of, in the case of production imbalances, Seller having taken and sold for its account cumulative production which is greater or less than Seller’s share in cumulative production.

(cc)    “Income Taxes” means any income, franchise, capital gains and similar Taxes.

(dd)    “Knowledge of Seller” means the actual knowledge of [***], without any duty or obligation of investigation.

(ee)    “Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or Order, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority (including Environmental Laws).

(ff)    “Liability” means, with respect to any Person, any indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

(gg)    “Loss” means, subject to Section 16.16, any actual loss, damage, injury, Liability, fine, sanction, penalty, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.

(hh)    “Lowest Cost Response” means, with respect to an alleged Environmental Defect, the most cost-effective and reasonable Remediation (considered as a whole) required under Environmental Laws to cure such Environmental Defect. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and allow for the continued safe and prudent operation of the affected Assets. The Lowest Cost response shall not include (i) the costs of either Buyer’s employees, (ii) overhead costs of Buyer incurred in the ordinary course of business, or (iii) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials, or NORM, unless such actions are currently required to be taken under applicable Environmental Law.

(ii)    “Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances is or is reasonably likely to be materially adverse to the value of the Assets or the ownership or operation thereof; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, in and of itself, arising out of or attributable to: (i) general economic or political conditions affecting the U.S. economy as a whole; (ii) any changes in financial, banking, securities or commodities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism upon the United States, or the escalation or worsening thereof; (iv) any action expressly required by this Agreement or any action taken (or omitted to be taken) at the written request of Buyer; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation of such Laws or rules; (vi) any natural or man-made disaster or acts of God; (vii) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) the announcement or other disclosure of the transactions to be consummated under, or as referenced in, this Agreement; or (ix) the outbreak or continuation of any disease or epidemic (including COVID-19); provided, further, however, that any change, effect or circumstance (excluding the foregoing clauses (i)-(ix)) that, individually or when taken together with all other changes, effects or circumstances is or is reasonably likely to result in Claims, Losses, Proceedings or Liabilities (or a reduction in value to Assets) in excess of [***]% of the Base Purchase Price shall be deemed to constitute a Material Adverse Effect hereunder.

(jj)    “Non-Competition Agreement” means the Non-Competition Agreement substantially in the form attached hereto as Exhibit C.

(kk)    “Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

(ll)    “Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.

(mm)    “Permitted Encumbrances” means any one or more of the following described below or created or described in documents described below:

(i)      any Preferential Rights, consents to assignment and similar agreements and which are set forth on Schedule 8.10 or Schedule 8.11, as applicable; provided that Seller shall have complied with Section 8.10 and Section 8.11;

(ii)    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

(iii)    All rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily sought and received after the Closing;

(iv)    Easements, rights-of-way, servitudes, Permits, surface leases and other similar rights in respect of surface operations that do not materially interfere with the oil and gas operations currently conducted on any Lease;

(v)     Liens arising under the Leases, Units, Contracts, operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or delinquent;

(vi)    Conventional rights of reassignment upon the cessation of Hydrocarbon production in paying quantities or operations that have not been triggered;

(vii)   Delay or failure of any Governmental Authority to approve any assignment or transfer of any Lease to Seller or any predecessor in title to Seller, unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(viii)  Liens and encumbrances for Asset Taxes and other Taxes not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP;

(ix)    All rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority;

(x)     Any defects, burdens or irregularities which are based solely on a lack of information in Seller’s files;

(xi)    Imbalances;

(xii)    Royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest with respect to the Subject Formation for any Lease or Well below that shown in Schedule 2.1(a)-1 for such Lease or Schedule 2.1(a)-2 for such Well, as applicable, or increase Seller’s Net Acres (due to an increased Working Interest) with respect to the Subject Formation in any Lease or Working Interest in any Well above that shown in Schedule 2.1(a)-1 for such Lease or Schedule 2.1(a)-2 for such Well, as applicable, without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Subject Formation of the applicable Lease or Well;

(xiii)    Minor defects in title [***]; and

(xiv)    Defects based solely on a gap in Seller’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice.

(nn)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(oo)   “Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

(pp)    “Reference Price” means [***].

(qq)    “Registrable Securities” shall mean, as of any date of determination, the shares of Common Stock comprising the Stock Consideration and any other equity security of HighPeak issued or issuable with respect to the such shares of Common Stock comprising the Stock Consideration by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, less any shares of Common Stock included in the Post-Closing Escrow. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by HighPeak and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (and without limitation on the amount of securities sold or the manner of sale and without the requirement for HighPeak to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), if applicable); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

(rr)    “Registration Statement” means any registration statement of HighPeak filed or to be filed with the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(ss)    “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, escaping, leaching, or migration on or into the Environment.

(tt)    “Remediate” (and its derivatives) means, with respect to any Environmental Condition, the implementation and completion of any remedial, removal or other corrective actions to control, correct or resolve such Environmental Condition to the degree sufficient that such Environmental Condition no longer constitutes an Environmental Defect.

(uu)    “Restriction” means, with respect to an instrument constituting or binding upon an Asset that contains a third-party right to consent to the conveyance of the applicable Asset or otherwise to the transactions contemplated hereby, (i) a provision within such instrument expressly stating that such consent may be withheld in the sole and absolute discretion of the holder; or (ii) a provision within such instrument expressly stating that an assignment in violation of such consent right (a) is void, voidable, invalid, or unenforceable, (b) triggers (or provides the holder the right to impose with respect to the assignment) the payment of money, the posting of collateral security, or the performance of other obligations by the assignee that would not be required in the absence of such assignment, or (c) causes termination of (or a right of the consent holder to terminate) the applicable Assets to be assigned. For the avoidance of doubt, “Restriction” does not include any consent right, which by its express terms, cannot be unreasonably withheld, provided, however, that such consent is not withheld by the holder of such consent right.

(vv)    “Seller Tax Liabilities” means (i) Income Taxes of Seller, and of its Affiliates or any of its direct or indirect owners; (ii) Liabilities for Asset Taxes allocated to Seller pursuant to Section 5.5 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (A) the adjustments to the Base Purchase Price made pursuant to Section 3.3, as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 5.5(b)); (iii) Transfer Taxes, if any; and (iv) Taxes attributable to the Excluded Assets.

(ww)    “Specified Environmental Liabilities” means any fines or penalties or criminal sanctions under applicable Environmental Law(s) assessed by any Governmental Authority against Seller or its Affiliates and attributable to Seller’s ownership or operation of the Assets prior to the Closing.

(xx)    “Stock Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

(yy)    “Stock Escrow Agreement” means an escrow agreement to be executed at Closing pertaining to the Post-Closing Escrow by and among Seller, Buyer, HighPeak, and the Stock Escrow Agent.

(zz)    “Subject Formations” means:

(i)    For each Well, the currently producing formation of such Well; and

(ii)    For each Lease and/or DSU, the depths and formations specifically from the stratigraphic equivalent below the [***] in the Boedecker #6 well (API No. 42033006430000) at [***] TVD through the stratigraphic equivalent of the base of the [***] TVD, as shown on the Gamma Ray/Resistivity log.

(aaa)    “Tax” or “Taxes” means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(bbb)    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund, or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

(ccc)    “Title Defect” means any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Leases, Wells and DSUs, as applicable, as of the Closing Date.

(ddd)    “VWAP” means the volume weighted average share price of shares of Common Stock traded on the Nasdaq Global Market (the “Nasdaq”) (as reported by Bloomberg L.P. under the function “VWAP”), or any other national securities exchange on which the shares of Common Stock are then traded, for the [***] consecutive trading Business Days ending on and including the first trading Business Day immediately preceding the date of the applicable determination of value.

ARTICLE II.

SALE AND PURCHASE OF THE ASSETS

2.1          Acquired Assets. On the terms and subject to the conditions of this Agreement, upon and subject to the Closing, Seller agrees to sell, convey and deliver to Buyer, and to cause any Affiliate of Seller to sell, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller or any Affiliate of Seller, all of Seller’s or Seller’s Affiliate’s right, title and interest in and to the following (less and except the Excluded Assets, collectively, the “Assets”):

(a)    (i) All of the oil and gas leases, top leases, and lease option agreements listed on Schedule 2.1(a) or otherwise located in the Assigned Area, together with any other oil and gas leases, top leases, and lease option agreements located, in whole or in part, within any DSU, whether producing or non-producing, together with all leasehold estates created thereby (the “Leases”); (ii) any and all Hydrocarbon, water, CO2, disposal, injection or other wells located on or attributable to the Leases including those set forth on Schedule 2.1(a)-2 or Schedule 3.4 (the “Wells”); (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases or the lands used in the operation thereof; and (iv) all rights and interests in respect of any pooled or unitized acreage located in whole or in part within each Lease (including the hypothetical pooled units comprised of the lands described on Schedule 2.1(a)-3), including all Hydrocarbon production from the pool or unit allocated to any such Lease at and after the Effective Time and all interests in any wells within the unit or pool associated with such Lease (the “Units”), regardless of whether such unit or pool production comes from wells or DSUs located within or without the Leases;

(b)    All of the Hydrocarbons in and under the Leases and the Units or produced from the Wells or that is otherwise attributable thereto, in each case, at and after the Effective Time;

(c)    All licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, production sales contracts, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, salt water disposal agreements, water injection agreements, water use agreements, well service agreements, gas balancing agreements, division orders, transfer orders, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights which are owned or held by Seller or to which Seller is a party, in whole or in part, and are appurtenant or relate to any Lease, Well or Unit (collectively, the “Contracts”), including but not limited to those set forth on Schedule 2.1(c);

(d)    Except to the extent described on Schedule 2.2, all of the real, personal and mixed property and facilities located in or on the Leases which is owned by Seller, in whole or in part, including surface and subsurface well equipment; casing; tanks; tank batteries; dehydration facilities; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; valves; meters; separators; fixtures; machinery and other equipment, including field maintenance and communications systems related to the Leases and owned by Seller; SCADA system assets; temporary office buildings and the contents thereof; pipelines; gathering lines; field processing equipment; inventory and all other improvements used in the operation thereof (the “Related Assets”);

(e)    To the extent assignable, transferrable or re-issuable by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits, as well as any applications for the same, related to the Assets or the use or operation thereof;

(f)    All water rights including but not limited to water systems, wells, springs, lakes, streams, ponds, rivers, ditches, ditch rights and the like, if any, related to the Assets or the use of operation thereof;

(g)    All surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases, surface and subsurface use agreements, and other rights to use the surface estate, in each case to the extent appurtenant to and used or held primarily for use in connection with the ownership or operation of the Leases, Wells, or Units;

(h)    all equipment, machinery, fixtures, and other tangible personal property and improvements located on, or used or held for use in connection with, the Assets except the Excluded Assets (the “Equipment”);

(i)    Except to the extent described on Schedule 2.2, all inventory, vehicles, office leases, buildings, warehouses, yards, radio towers, radio licenses, radio equipment, furniture, office equipment, computers and related peripheral equipment located in such facilities, in each case to the extent appurtenant to and used or held primarily for use in connection with the ownership or operation of the Leases, Wells, or Units;

(j)    Copies of all of Seller’s files, records, data and electronically stored information relating to the items described in subsections (a), (b), (c), (d), (e), (g) and (i) above or the Leasing Operations, including title records (title opinions, division order title opinions and any title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, prospect files and related information; reserve reports; graphical production curves and all related matters and construction documents; environmental reports, assessments and studies; all geophysical and seismic records, data and information, including that identified on Schedule 2.1(j) (except (i) to the extent the transfer, delivery or copying of such records are restricted by contract with a third party and such third party has not consented to the transfer, delivery or copying of such documents; (ii) all documents and instruments of Seller that may be protected by the attorney work-product or attorney-client privilege; (iii) all accounting and Tax files, books, records, Tax Returns and Tax work papers related to such items; (iv) records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith) (collectively, the “Records”);

(k)    All non-present and/or non-possessory interests in oil and gas leases, mineral interests, royalty interests, overriding royalty interests, payments out of production, net profits interests, reversionary rights, contractual rights to development and/or production, and all other rights and interests relating to any of the same to the extent relating to lands covered by the Leases or lands pooled, communitized or unitized therewith; and

(l)    All rights, Claims, refunds, causes of action, audit rights, guarantees, warranties and indemnities (i) arising from acts, omissions or events occurring from and after the Effective Time to the extent covering, related or attributable to any of the other Assets, or (ii) covering, related or attributable to the Assumed Liabilities.

2.2          Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein, the following (collectively, the “Excluded Assets”):

(a)    except to the extent relating to any Assumed Liabilities and except for which an adjustment has been made to the Base Purchase Price, all accounts receivable or rights to payment accruing or attributable to any period before the Effective Time, including the right to any payments with respect to any royalties or net profits, the full benefit of all liens and security for such accounts or rights to payment, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Asset Taxes, which shall be governed as provided in Section 5.5;

(b)    except to the extent related to the Assumed Liabilities, all rights to any refund costs or expenses borne by Seller or Seller’s predecessors in interest attributable to periods prior to the Effective Time, including amounts recoverable through audits with respect to periods prior to the Effective Time, except with respect to Asset Taxes, which shall be governed as provided in Section 5.5;

(c)    all rights or interest of Seller in any intellectual property, industrial property, and other proprietary rights (or portion thereof), including any trademarks and trade names, other than the Records;

(d)    all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and information relating to the Excluded Assets;

(e)    except for reserve reports, all studies related to reserve assessments and economic estimates and analyses;

(f)    all records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith;

(g)    all rights and interests in respect of any (i) futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market;

(h)    all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Assets;

(i)    debt instruments of Seller and its Affiliates;

(j)    hedge instruments of Seller and its Affiliates;

(k)    all rights under policies of insurance held by Seller or any of its Affiliates and claims under such policies, and all policies of insurance issued by Seller and its Affiliates;

(l)    except to the extent relating to the Assumed Liabilities, all guarantees, warranties and indemnities (other than the warranties and indemnities set forth in this Agreement) issued by or for the benefit of Seller or any of its Affiliates;

(m)  except to the extent relating to any Assumed Liabilities, audit rights under operating agreements or other contracts or agreements with respect to periods before the Effective Time or in connection with any other Excluded Assets or Retained Liabilities (and Buyer will cooperate with Seller to facilitate Seller’s exercise of such rights);

(n)    all rights, Claims, refunds, causes of action, or choses in action of Seller under this Agreement or any other agreement or instrument entered into or delivered in connection with this Agreement or the transactions contemplated hereby or arising out of or relating to any of the other Excluded Assets;

(o)    to the extent relating to the other Excluded Assets or any matter for which Seller owes indemnity to Buyer hereunder, all warranties and rights to indemnification recoverable from any third party;

(p)    all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to any other Excluded Assets; and

(q)    those items listed on Schedule 2.2.

2.3          Assumed and Retained Liabilities.

(a)    On the terms and subject to the conditions of this Agreement, upon and subject to the Closing, Buyer hereby assumes and agrees to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Assumed Liabilities, in each case, without limiting Seller’s indemnity obligations under Section 15.1 (subject to the limitations and restrictions in Article XV).

(b)    Provided that the Closing occurs, Seller shall retain the following: (i) for the period beginning at Closing and ending on the date that is [***] after Closing, and only for such period, all damages, Liabilities, and obligations arising out of or attributable to (A) the obligations to pay royalties or other interest owners revenues and for claims of improper calculation or payment of royalties, overriding royalties, and other burdens on production, and (B) the disposal, arrangement for disposal, or transportation prior to Closing of any Hazardous Materials generated or used by or on behalf of Seller and taken from any Asset to any location that is not part of the same Asset and (ii) from an after Closing and continuing indefinitely, all Liabilities to the extent arising out of or attributable to (A) any civil or administrative fines or penalties and criminal sanctions imposed on Seller or its Affiliates in connection with any pre-Closing violation of, or failure to comply with, Law, including Environmental Laws, (B) personal injury (including death) claims attributable to the operation of the Assets prior to the Closing, (C) any claim made by or on behalf of an employee of Seller or any Affiliate of Seller to the extent arising from an employment relationship with Seller or any Affiliate of Seller prior to Closing, (D) the Excluded Assets, (E) the Specified Environmental Liabilities; (F) the gross negligence or willful misconduct of Seller prior to the Closing Date, (G) matters set forth on Schedule 8.6, and (H) those liabilities set forth on Schedule 2.3 (collectively, the “Retained Liabilities”). From and after the date set out above for each item, such item shall be an Assumed Liability.

2.4          “As Is, Where Is” Purchase. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE ASSETS AND ASSUME THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER HAS INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND SHALL ASSUME ALL RISKS AND LIABILITIES THAT THERE MAY BE NORM, HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES IN, ON OR UNDER THE ASSETS, OR THAT THE ASSETS HAVE ANY OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS, PITS, PIPELINES, OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION. TO THE EXTENT INCLUDED IN THE ASSUMED ENVIRONMENTAL LIABILITIES AND NOT OTHERWISE SUBJECT TO SECTIONS 7.3(c)(iii)(B) OR 15.1, FROM AND AFTER THE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.

ARTICLE III.

PURCHASE PRICE

3.1          Deposit. Within 2 Business Days following the Execution Date, Buyer will fund by wire transfer in same day funds to the Deposit Escrow Agent an amount equal to $[***] (the “Deposit”) to be held, invested, and disbursed in accordance with the terms and provisions of this Agreement and an escrow agreement (the “Deposit Escrow Agreement,” and together with each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, the “Related Agreements”) of even date herewith by and between Buyer and Seller. If Closing occurs, on or before the Closing Date, the Parties shall execute and deliver to the Deposit Escrow Agent a joint instruction letter directing the Deposit Escrow Agent to release the Deposit to Buyer at Closing.

3.2          Purchase Price. The base purchase price for the Assets (the “Base Purchase Price”), as adjusted pursuant to Section 3.3, consists of (a) $0 in cash or other immediately available funds (the “Cash Purchase Price”), and (b) a number of fully paid and nonassessable shares of Common Stock (as defined below) of HighPeak, which shall be issued in book-entry form on the books and records of Continental Stock Transfer & Trust Company, a New York corporation, the transfer agent and registrar for Common Stock (the “Transfer Agent”), equal to $11,600,000 divided by the Reference Price (the “Stock Consideration”).

3.3          Adjustments to the Base Purchase Price. At the Closing, adjustments to the Base Purchase Price shall be made, without duplication, as follows in accordance with Section 5.1.

(a)    The Cash Purchase Price shall be adjusted upward by:

(i)    an amount equal to the amount of proceeds derived from the sale of Hydrocarbons net to Seller’s interest, net of royalties from the Assets, received by Buyer which are attributable to time periods prior to the Effective Time;

(ii)    Asset Taxes in respect of periods (or portions thereof) beginning on or after the Effective Time and ending on or before the Closing Date allocable to Buyer in accordance with Section 5.5 but paid or otherwise economically borne by Seller;

(iii)    subject to Section 16.1, an amount equal to the costs, expenses and other expenditures relating to the Assets (whether capitalized or expensed), including (i) royalties, overriding royalties, and similar burdens on production; (ii) rentals, shut-in well payments, and other lease maintenance payments; and (iii) COPAS overhead paid by Seller consistent with the practices of a reasonable and prudent operator of oil and gas properties in the areas where the Assets are located and in accordance with this Agreement, for the period from the Effective Time to the Closing Date;

(iv)    all amounts owed to Seller by third parties as of the Effective Time under the Contracts with respect to any Imbalances existing at the Effective Time, such amounts to be determined for Imbalances by multiplying the Imbalance volume by the average price per MMBtu realized by Seller for natural gas produced during the calendar month prior to the month in which the Closing Date falls;

(v)    an amount equal to (A) Seller’s Net Revenue Interest share of all Hydrocarbons attributable to the Assets that, at the Effective Time, were in storage, in tanks, or above the load level connection, multiplied by (B) the applicable price for which the applicable production from the Assets was sold most recently after the Effective Time;

(vi)    an amount equal to all actual payments made by Seller prior to the Closing Date pursuant to any of the authorizations for expenditure listed on Schedule 8.4; and

(vii)    any other amount agreed upon in writing by Seller and Buyer.

(b)    The Stock Consideration shall be adjusted downward by a number of shares of Common Stock equal to, in each case of the following, (x) the positive dollar value of such amount, divided by (y) the Reference Price:

(i)    an amount equal to Seller’s Net Revenue Interest share of the amount of proceeds derived from the sale of Hydrocarbons received by Seller which are attributable to time periods after the Effective Time, provided, however, that with respect to any reductions pursuant to this Section 3.3(b)(i), Buyer may elect to offset any increases to the Cash Purchase Price pursuant to Section 3.3(a) in lieu of reducing the Stock Consideration;

(ii)    Asset Taxes in respect of periods (or portions thereof) prior to the Effective Time allocable to Seller in accordance with Section 5.5 but paid or otherwise economically borne by Buyer;

(iii)    an amount equal to the costs, expenses and other expenditures relating to the Assets that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such costs, expenses and other expenditures shall be used;

(iv)    all amounts owed by Seller to third parties as of the Effective Time under the Contracts with respect to any Imbalances existing as of the Effective Time, such amounts to be determined for Imbalances by multiplying the Imbalance volume by the average price per MMBtu realized by Seller for natural gas produced during the calendar month prior to the month in which the Closing Date falls;

(v)    all undisputed amounts related to Title Defects as determined pursuant to Article VI, Environmental Defects as determined pursuant to Article VII, Assets excluded from the transaction due to unobtained consents as determined pursuant to Section 10.10 or Preferential Rights as determined pursuant to Section 10.3; and

(vi)    any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

(c)    Seller shall have the right to collect any receivable, refund or other amounts associated with periods and derived from events occurring prior to the Effective Time. To the extent that Buyer collects any such receivable, refund or other amounts which do not adjust upward the Base Purchase Price pursuant to Section 3.3(a), Buyer shall promptly remit any such amounts to Seller.

(d)    Buyer shall have the right to collect any receivable, refund or other amounts associated with periods and derived from events occurring from and after the Effective Time. To the extent that Seller collects any such receivable, refund or other amounts which do not adjust downward the Base Purchase Price pursuant to Section 3.3(b), Seller shall promptly remit any such amounts to Buyer.

(e)    For all purposes under this Agreement, the determination of whether any amounts, monies, proceeds, receipts, credits, income, expenditures, costs, expenses, disbursements, obligations, liabilities and other matters are attributable to the period before, on or after the Effective Time shall be made in accordance with generally accepted accounting principles, provided that, to the extent applicable, the date of the performance of any service or delivery of the goods as reflected on the vendor’s invoice for such costs shall be controlling for purposes of allocating same.

(f)    Notwithstanding anything to the contrary herein, Seller shall have the right to elect, at Seller’s option, to have all or part of any downward adjustments to be made to the Stock Consideration pursuant to this Agreement instead made as downward adjustments to the Cash Purchase Price.

3.4          Allocation. The Base Purchase Price shall be allocated to the Assets as set forth on Schedule 3.4. Seller and Buyer agree that the values allocated to various portions of the Assets, which are set forth on Schedule 3.4 (singularly with respect to each item, the “Allocated Value,” and, collectively, the “Allocated Values”), are for the purposes of calculating any adjustments to the Base Purchase Price under this Agreement.

3.5          Tax Allocation. Buyer and Seller shall agree to an allocation of the Base Purchase Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code and the treasury regulations promulgated thereunder and, to the extent allowed under applicable federal income Laws relating to Taxes, in a manner consistent with the Allocated Values, within 30 days after the Post-Closing Adjustment Statement is finally determined (the “Allocation”). If Seller and Buyer cannot reach an agreement with respect to the Allocation, any disputed items shall be resolved by a nationally-recognized accounting firm to be mutually agreed upon by the Parties pursuant to procedures comparable to the procedures applicable under Section 5.2(c), which resolution shall be final and binding on the Parties. After Seller and Buyer reach final agreement with respect to the Allocation, (a) Buyer and Seller shall update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Base Purchase Price pursuant to this Agreement, and (b) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, for financial accounting purposes and on all Tax Returns, including Internal Revenue Service Form 8594, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless required to do so by a “final determination” within the meaning of Section 1313 of the Code; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE IV.

CLOSING

4.1          Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article XII and Article XIII and any termination pursuant to Article XIV, the sale and purchase transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Seller at 10:00 a.m., Central Time, on [***], 2022 (the “Target Closing Date”), or if all conditions in Article XII and Article XIII to be satisfied prior to Closing have not yet been satisfied or waived on the Target Closing Date, within 5 Business Days of such conditions having been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing); provided, however, the Closing shall occur prior to August 17, 2022 (the “Drop Dead Date”). The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing will take place at the offices of Seller. The Closing shall be effective for all purposes as of the Effective Time.

4.2          Deliveries by Seller. At Closing, Seller shall deliver to Buyer:

(a)    a certificate of an officer of Seller evidencing compliance with the conditions set forth in Section 12.1;

(b)    the Assignment and Bill of Sale duly executed by Seller, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(c)    the Non-Competition Agreement duly executed by Seller;

(d)    a Certificate of Non-Foreign Status duly executed by Seller;

(e)    such documents as Buyer or counsel for Buyer may reasonably request, including the transfer orders (or letters in lieu thereof) to be executed by Seller pursuant to Section 10.2;

(f)    to the extent obtained, copies of any waivers of Restrictions obtained pursuant to Section 10.10 or Preferential Rights obtained by Seller pursuant to Section 10.3;

(g)    change of operator forms as to those Wells currently operated by Seller, if any, executed by Seller and reasonably suitable for filing with applicable Governmental Authority;

(h)    assignments of leases with any Governmental Authority duly executed by Seller;

(i)    Records, Contracts, Permits and governmental authorizations in accordance with Section 10.5;

(j)    a listing of suspended funds as required by Section 5.3;

(k)    fully recordable releases of all liens, security interests and other encumbrances securing money borrowed by Seller or any of its Affiliates affecting the Assets;

(l)    to the Deposit Escrow Agent, a joint instruction letter, duly executed by Seller, directing the Deposit Escrow Agent to release the Deposit to Buyer; and

(m)    the Stock Escrow Agreement, duly executed by Seller.

4.3          Deliveries by Buyer. At Closing, Buyer and/or HighPeak shall deliver to Seller or Seller’s designee, as indicated:

(a)    Buyer shall deliver the Cash Purchase Price, if any, set forth in the Closing Adjustment Statement, by wire transfer of immediately available funds to an account designated by Seller;

(b)    HighPeak shall deposit with the Stock Escrow Agent, also serving as the Transfer Agent, the number of shares of Common Stock equal to (i) ten percent (10%) of the adjusted Base Purchase Price, divided by (ii) the Reference Price, subject to any adjustments set forth in Section 6.5 (such aggregate amount, the “Post-Closing Escrow”), as a holdback in accordance with Section 15.6, which Post-Closing Escrow shall be issued by HighPeak in book-entry form on the books and records of the Transfer Agent and annotated with the restrictive legends indicating that the Post-Closing Escrow is subject to (x) the terms and conditions of the Stock Escrow Agreement and this Agreement and (y) the restrictions under the Securities Act of 1933, as amended (the “Securities Act”), in each case substantially in the form set forth in Section 10.11, and upon such issuance, the Post-Closing Escrow shall be deemed deposited with the Stock Escrow Agent;

(c)    HighPeak shall deliver to Seller, in book-entry form on the books and records of the Transfer Agent, the Stock Consideration less the Post-Closing Escrow, free and clear of all liens and restrictions, other than restrictions imposed by this Agreement and applicable securities laws;

(d)    Buyer shall deliver the Assignment and Bill of Sale duly executed by Buyer, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(e)    Buyer shall deliver a certificate of an officer of Buyer evidencing compliance with the conditions set forth in Section 13.1;

(f)    Buyer shall deliver change of operator forms as to those Wells currently operated by Seller, if any, executed by Buyer and reasonably suitable for filing with applicable Governmental Authority;

(g)    Buyer shall deliver evidence, reasonably satisfactory to Seller, of Buyer’s compliance with Section 11.1, including copies of all bonds or letters of credit posted by Buyer;

(h)    Buyer shall deliver the transfer orders (or letters in lieu thereof) to be executed by Buyer pursuant to Section 11.3;

(i)    Buyer shall deliver assignments of leases with any Governmental Authority duly executed by Buyer;

(j)    HighPeak and Buyer shall deliver the Stock Escrow Agreement, duly executed by HighPeak and Buyer; and

(k)    Buyer shall execute and deliver to the Deposit Escrow Agent a joint instruction letter directing the Deposit Escrow Agent to release the Deposit to Buyer.

4.4          Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE V.

PURCHASE PRICE ADJUSTMENTS

5.1          Closing Adjustments. With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Section 5.1, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Cash Purchase Price and Stock Consideration contemplated by Sections 3.3(a) and 3.3(b), respectively. Seller shall submit the Closing Adjustment Statement to Buyer, together with appropriate data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than 3 Business Days prior to the scheduled Closing Date. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 5.2 below. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed upon adjustments shall be taken into account in computing adjustments to be made to the Cash Purchase Price and Stock Consideration at the Closing. If Buyer and Seller do not agree upon any given proposed adjustments, then subject to the procedures set forth in Section 6.4(d) and Section 7.3(c)(ii) and any disputes to be handled in accordance with such procedures pursuant to the terms hereof, the amounts in dispute shall be deferred to the final adjustments as described in Section 5.2, and the amount of any such adjustments as proposed by Buyer shall be used for purposes of computing adjustments to be made to the Cash Purchase Price and Stock Consideration at the Closing. For the avoidance of doubt, in no event shall the Stock Consideration ever be increased hereunder, it being understood and agreed that any upward adjustments to the Base Purchase Price shall be solely accounted for through an increase to the Cash Purchase Price.

5.2          Post-Closing Adjustments.

(a)    A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual figures and reflecting the adjustments to the Cash Purchase Price contemplated in Sections 3.3(a) and 3.3(b) shall be prepared and delivered by Seller to Buyer within 180 days after the Closing, proposing final adjustments to the calculation of the Base Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given reasonable access to and shall be entitled to a review and audit during normal business hours of the other Party’s records pertaining to the computation of amounts claimed in the Post-Closing Adjustment Statement. In the preparation of the Post-Closing Adjustment Statement, Seller shall take into account Section 5.6.

(b)    Within 60 days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Post-Closing Adjustment Statement. If Buyer does not raise any objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(c)    If Buyer raises any objections to the Post-Closing Adjustment Statement, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item, then within 30 days after Seller’s receipt of Buyer’s written objections to the Post-Closing Adjustment Statement, any such disputed item shall be submitted to a nationally-recognized accounting firm to be mutually agreed upon by the Parties. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(d)    Within 5 days after the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Cash Purchase Price paid at the Closing pursuant to the Closing Adjustment Statement and the actual Cash Purchase Price set forth on the Post-Closing Adjustment Statement.

5.3          Suspended Funds. At the Closing, Seller shall provide to Buyer a listing showing all Suspense Funds attributable to the Assets which are then held in suspense, if any, and, to the extent Seller is able to identify the reasons therefor, a statement of such reasons and the applicable records pertaining thereto, and shall transfer to Buyer all Suspense Funds, to the extent (and only to the extent) such Suspense Funds are not negative amounts. Based on such information received from Seller, Buyer shall properly distribute all Suspense Funds that it receives from Seller.

5.4          Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third-party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable). Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within 30 days after receipt at no cost or expense to Buyer.

5.5          Asset Taxes and Tax Returns.

(a)    Proration. All Asset Taxes with respect to the Assets shall be allocated between Seller and Buyer as of the Effective Time on the Closing Adjustment Statement and on the Post-Closing Adjustment Statement; provided, however, that Seller (not Buyer) shall be allocated and bear the portion, if any, of such Asset Taxes that consist of penalties, interests or additions to Tax to the extent attributable to a breach by Seller of the representations or warranties set forth in Section 8.8. On such settlement statements, Seller will be responsible for Asset Taxes attributable to time periods prior to the Effective Time and Buyer will be responsible for Asset Taxes for time periods on and after the Effective Time. In the case of any taxable period that includes the Effective Time (a “Straddle Period”), the amount of Asset Taxes for such Straddle Period that relates to time periods prior to the Effective Time shall (i) for Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis that are assessed against the Assets with respect to a Tax period (or portion thereof) beginning at or after the Effective Time, but excluding any such Taxes that are based on the severance or production of Hydrocarbons, shall be allocated entirely to Buyer, and such Asset Taxes assessed against the Assets with respect to a Tax period (or portion thereof) ending prior to the Effective Time, shall be allocated entirely to Sellers, (ii) Asset Taxes that are imposed on the severance or production of Hydrocarbons shall be allocated between the Parties based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time, as applicable and (iii) Asset Taxes based upon sales or receipts or resulting from specific transactions such as the sale or other transfer of property, shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred (i.e., prior to the Effective Time or following the Effective Time).

(b)    To the extent the actual amount of an Asset Tax is not known at the time of Closing (for purposes of the Closing Adjustment Statement) or as of the date of the Post-Closing Adjustment Statement (for purposes of the Post-Closing Adjustment Statement), the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such applicable statement. At any time the Party (the “Paying Party”) receiving an Asset Tax bill or notice applicable to the Assets for a Straddle Period shall promptly notify the other Party or Parties that may be responsible for a portion of such Asset Taxes pursuant to this Section 5.5(b) (the “Reimbursing Party”) in writing, and the Paying Party shall pay such Asset Tax bill prior to the last day such Asset Taxes may be paid without penalty or interest. Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party any amount equal to the portion of the Asset Taxes for which the Reimbursing Party is liable under this Section 5.5. The Parties shall reasonably cooperate with each other after Closing with respect to any Asset Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period. To the extent the actual amount of an Asset Tax (or the amount thereof paid or otherwise economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Base Purchase Price as finally determined pursuant to Section 3.3, payments will be made from one Party to the other in a commercially reasonable amount of time to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 5.5(a).

(c)    Refunds of Asset Taxes paid (or to the extent payable but not paid due to offset against other Taxes) with respect to or attributable to the Assets shall be diligently pursued and promptly paid by the Party receiving the benefit of the payment or offset as follows: (a) to Seller if attributable to Asset Taxes allocable to Seller pursuant to this Section 5.5; and (b) to Buyer if attributable to Asset Taxes allocable to Buyer pursuant to this Section 5.5.

(d)    Subject to Buyer’s indemnification rights under Section 15.1, after the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of and in any event no later than 10 days before the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 5.5(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (y) nothing in this Section 5.5(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

5.6          Cooperation. Each Party covenants and agrees to cooperate in all reasonable respects in the pursuit and payment of amounts referred to in Sections 5.2, 5.4 and 5.5.

ARTICLE VI.

DUE DILIGENCE; TITLE MATTERS

6.1          General Access.

(a)    Prior to Closing, Seller shall:

(i)    give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to all Records and appropriate personnel;

(ii)    furnish to Buyer all other relevant information with respect to the Assets or the Leasing Operations as Buyer may from time to time reasonably request, unless Seller is prohibited therefrom by any agreement, contract, obligation or duty by which it is bound or by the necessity of any third party approval (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of third party operators to give Buyer and its representatives reasonable access to the Assets and similar information with respect to Assets not operated by Seller or its Affiliates); and

(iii)    promptly furnisher Buyer and its representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

(b)    Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Records, and Buyer agrees that any conclusions drawn from the Records or any such other information shall be the result of its own independent review and judgment.

6.2          Seller’s Title. Seller hereby warrants and shall defend that it has Defensible Title (as defined below) to the Leases and the Wells unto Buyer against every Person lawfully claiming the Leases or Assets or any part thereof by, through or under Seller but not otherwise, subject, however, to the Permitted Encumbrances and the terms and conditions of this Agreement (the “Special Warranty”). The Special Warranty constitutes a special warranty of title by, through and under Seller under the applicable laws of the State of Texas. No later than 5:00 p.m. Central Time on the date that is [***] after the Closing Date, Buyer may furnish Seller a notice of breach setting forth any matters which Buyer asserts as a breach of the Special Warranty. Seller shall have a reasonable opportunity, but not the obligation, to cure any alleged breach prior to the date that is 90 days after Buyer provides written notice of such alleged breach to Seller. Notwithstanding anything to the contrary herein, (i) Buyer shall be deemed to have waived all breaches of Seller’s Special Warranty for which Seller has not received on or before the date [***] after the Closing Date a notice of such breach, and (ii) any Special Warranty claim made pursuant to this Agreement shall not be subject to the Individual Title Defect Threshold or the Aggregate Title Defect Threshold.

6.3          Defensible Title. As used herein the term “Defensible Title” shall mean that title of Seller to each DSU, Lease and Well (as applicable) that, as of the Closing Date, and in each case except for and subject to the Permitted Encumbrances, is (i) deducible of record or (ii) obtained by non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements, or any similar agreement or order, and:

(a)    is free and clear of any defects, liens or similar encumbrances and irregularities, in each case, other than Permitted Encumbrances;

(b)    as to the Subject Formations for each Lease, Well or DSU, as applicable, entitles Seller to receive not less than the Net Revenue Interest set forth on Schedule 3.4 for such Lease, Well or DSU, as applicable, except for (i) decreases in connection with those operations in which Seller may be a nonconsenting co-owner, (ii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, (iii) decreases resulting from the establishment or amendment of pools or units from and after the Effective Time, (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (v) as otherwise shown on Schedule 3.4. “Net Revenue Interest” shall mean (A) with respect to a Lease or Well, Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to the Subject Formations of such Lease or Well, after giving effect to all burdens on such Lease or Well borne by Seller, throughout the productive life of such Lease or Well; (B) with respect to a DSU located entirely within an unpooled Lease, Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to the Subject Formations of such Lease, after giving effect to all burdens on such Lease borne by Seller, throughout the productive life of such Lease; (C) with respect to a DSU located within a pooled unit, Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to the Subject Formations of such pooled unit, after giving effect to all burdens on such pooled unit borne by Seller, throughout the productive life thereof; and (D) with respect to any DSU for an allocation well, Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to the pro rata portion of the DSU located within the applicable Lease, in each case, limited to the Subject Formations; and

(c)    as to the Subject Formations for each Lease or DSU, as applicable, entitles Seller to not less than the number of Net Acres set forth on Schedule 3.4 for such DSU or Lease, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to Subject Formations of the affected Lease or DSU, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (c) as otherwise shown on Schedule 3.4. “Net Acre” shall mean, as calculated separately with respect to each Lease or DSU (or portions thereof), (x) the number of gross acres in the lands covered by such DSU, multiplied by (y) the lessor’s undivided percentage interest in the oil, gas and mineral estate in the Subject Formation in the lands covered by such Lease or DSU (or portions thereof), multiplied by (z) Seller’s Working Interest in such Lease or DSU; provided that if items (x) and/or (y) vary as to different areas in a Lease, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate Lease; and

(d)    as to the Subject Formation of each Well, requires Seller to bear no more than the Working Interest set forth on Schedule 3.4 for such Well, except for (i) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Subject Formation of the affected Well, (ii) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (iii) as otherwise shown on Schedule 3.4. “Working Interest” shall mean (A) with respect to a Well, the interest in such Well that is burdened with the obligation to bear and pay the costs and expenses relating to the maintenance, development, and operations on or in connection with such Well (in each case, limited to the Subject Formation for such Well, and subject to any reservations, limitations or depth restrictions described on Schedule 2.1(a)-2 or Schedule 3.4), but without regard to the effect of any royalties or other burdens, throughout the productive life of such Well; (B) with respect to any DSU located entirely within an unpooled Lease, the interest in such Lease that is burdened with the obligation to bear and pay the costs and expenses relating to the maintenance, development, and operations on or in connection with such Lease (limited to the Subject Formation for such Lease, and subject to any reservations, limitations or depth restrictions described on Schedule 2.1(a)-1 or Schedule 3.4), but without regard to the effect of any royalties or other burdens, throughout the productive life of such Lease; (C) with respect to any DSU located within a pooled unit, the interest in such pooled unit that is burdened with the obligation to bear and pay the costs and expenses relating to the maintenance, development, and operations on or in connection with such pooled unit (limited to the Subject Formation for such DSU, and subject to any reservations, limitations or depth restrictions described on Schedule 2.1(a)-3 or Schedule 3.4), but without regard to the effect of any royalties or other burdens, throughout the productive life of such pooled unit; (D) with respect to any allocation well, the interest in the pro rata portion of the DSU located within the applicable Lease that is burdened with the obligation to bear and pay the costs and expenses relating to the maintenance, development, and operations on or in connection with such DSU (limited to the currently producing formation of the allocation well, and subject to any reservations, limitations or depth restrictions described on Schedule 3.4), but without regard to the effect of any royalties or other burdens, throughout the productive life of such allocation well.

6.4          Defect Letters.

(a)    If Buyer becomes aware of a Title Defect, then, in order to apprise itself of the rights and remedies provided in this Article VI with respect to such alleged Title Defect, Buyer must deliver a written notice thereof (a “Title Defect Notice”) to Seller no later than 5:00 p.m. Central Time on [***], 2022 (the “Defect Notice Deadline”). Notwithstanding anything to the contrary herein, in no event shall there be any adjustments to the Base Purchase Price or other remedies available in respect of Title Defects unless (i) the Title Defect Value for any individual Title Defect Property exceeds $25,000 (the “Individual Title Defect Threshold”), after which point, the entire Title Defect Value for such Title Defect shall be taken into account for the purposes of determining the reduction to the Base Purchase Price hereunder (if any), and (ii) the amount of all such Title Defect Values (provided that each such Title Defect Value exceeds the applicable Individual Title Defect Threshold) in the aggregate (excluding any Title Defect Values with respect to Title Defects cured or indemnified by Seller) exceeds 1% of the Base Purchase Price (the “Aggregate Title Defect Threshold”), after which point, subject to the Individual Title Defect Threshold, Buyer shall be entitled to adjustments to the Base Purchase Price or other remedies elected by Seller in accordance with Section 6.5 with respect to the full amount of all such Title Defect Values (i.e., “dollar-one” recovery).

(b)    In each Title Defect Notice, Buyer must describe with reasonable detail (i) each alleged Title Defect it has discovered that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) the Lease or Well adversely affected by the Title Defect (a “Title Defect Property”), (iii) Buyer’s reasonable estimate of the Title Defect Value attributable to each such Title Defect and the computations and information upon which Buyer’s belief is based, including any analysis by any title attorney or examiner hired by Buyer, along with the Allocated Value of the Title Defect Property, and (iv) all documents upon which Buyer relies for its assertion, including, at a minimum, supporting data, documents and information reasonably necessary for Seller to verify the existence and understand the nature of each Title Defect being asserted.

(c)    Except with respect to Buyer’s rights under Section 6.2, Article VIII, Article XV and the special warranty of title in the Assignment and Bill of Sale, any matter that would constitute a Title Defect shall be and is hereby conclusively waived by Buyer if Buyer fails to provide timely written notice to Seller of such Title Defect in accordance with Section 6.4(a). For the avoidance of doubt, if any Title Defect affects multiple Assets, the Title Defect Value for such Title Defect shall be aggregated for the purposes of determining whether the Individual Title Defect Threshold has been satisfied.

(d)    If the Parties cannot reach agreement concerning the existence of a Title Defect, Seller’s proposed cure of a Title Defect, or a Title Defect Value prior to Closing or, with respect to Title Defects that Seller has elected to cure post-Closing, within [***] after the Closing, as applicable, upon either Party’s request and by mutual agreement, an attorney mutually acceptable to the Parties having at least 20 years of experience in mineral and land title matters (the “Title Consultant”) shall resolve all points of disagreement relating to Title Defects, proposed and actual cures and Title Defect Values. Each Party shall present a written statement of its position on the Title Defect, proposed cure and/or Title Defect Value in question to the Title Consultant promptly, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within 5 days of receipt of such position statements. The determination by the Title Consultant shall be conclusive and binding on the Parties solely with respect to disputes between the Parties, and shall be enforceable against any Party in any court of competent jurisdiction. The cost of any such Title Consultant shall be paid one-half by Seller and one-half by Buyer.

6.5          Rights and Remedies for Title Defects.

(a)    If there are undisputed Title Defects (as to both the existence thereof or amount of the applicable Title Defect Value) timely identified by Buyer and not cured (or otherwise resolved) by Closing, Seller shall elect, at its sole discretion on an Asset by Asset basis and subject to the applicable Individual Title Defect Threshold and the Aggregate Title Defect Threshold, to:

(i)    convey the affected Assets to Buyer at Closing and reduce the Stock Consideration payable to Seller at Closing by a number of shares of Common Stock equal to (A) the undisputed Title Defect Value for such Title Defect, divided by (B) the Reference Price;

(ii)    convey the affected Assets to Buyer and cure, within a reasonable time in the circumstances, and at least within [***] after the Closing, the Title Defect and Buyer shall deposit into escrow with the Stock Escrow Agent a number of shares of Common Stock equal to (A) the undisputed Title Defect Value for such Title Defect, divided by (B) the Reference Price; or

(iii)    if Buyer’s asserted Title Defect Value for an asserted Title Defect equals or exceeds 100% of the Allocated Value of the applicable Title Defect Property, exclude at Closing such Title Defect Property (together with any associated facilities, infrastructure, and equipment that are reasonably necessary to produce, save, transport, and market Hydrocarbons from any Wells that are so excluded to the extent (and only to the extent) such facilities, infrastructure, and equipment are utilized by Seller solely in relation to such Title Defect Property, which together with the applicable Title Defect Property, will become Excluded Assets) and reduce the Stock Consideration payable to Seller at Closing by a number of shares of Common Stock equal to (A) the Allocated Value(s) of such Excluded Asset(s), divided by (B) the Reference Price.

(b)    Except with respect to Title Defects that Seller has elected to cure in accordance with Section 6.5(a)(ii), subject to Section 12.5 and Section 13.5, concurrently with the Closing, any such Title Defects as to which there is a dispute that has not been resolved shall be submitted to the Title Consultant who shall resolve each Title Defect as provided in Section 6.4.

(c)    If Seller does not cure a Title Defect before the Closing or there are disputes between the Parties with respect to such Title Defect or the Title Defect Value thereof, Seller shall convey the affected Asset to Buyer and Buyer’s good faith estimate of the Title Defect Value for such Assets shall be used for the purposes of calculating the reduction to the Base Purchase Price at Closing (if any). Subject to Section 12.5 and Section 13.5, Closing shall proceed as to all of the Assets (other than any such that Seller and Buyer have agreed shall be retained by Seller). If Seller fails to cure a Title Defect within [***] after Closing, then as soon as reasonably practicable thereafter but in any event within 5 Business Days, the Parties shall instruct the Stock Escrow Agent to release the portion of the Stock Consideration attributable to the affected Assets to HighPeak. If Seller cures a Title Defect within [***] after Closing, then as soon as reasonably practicable thereafter but in any event within 5 Business Days, the Parties shall instruct the Stock Escrow Agent to release the portion of the Stock Consideration (valued at the Reference Price) attributable to the affected Assets to Seller. If Buyer and Seller do not agree on whether or not any such Title Defect has been cured or the Title Defect Value with respect thereto, such unresolved matters shall be submitted to the Title Consultant who shall resolve each such matter as provided in Section 6.4.

(d)    The diminution in value of a Lease, Well, or DSU attributable to a valid Title Defect (the “Title Defect Value”) notified in a Title Defect Notice shall be determined as follows:

(i)    if the valid Title Defect asserted is that the actual Net Revenue Interest attributable to any Well, Lease or DSU, as applicable, is less than the amount specified therefor in Schedule 3.4, then the Title Defect Value is the product of the Allocated Value attributed to the applicable Subject Formations for such Well, Lease or DSU, as applicable, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest specified in Schedule 3.4 and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest specified in Schedule 3.4;

(ii)    if the valid Title Defect asserted is that the actual Net Acres attributable to any Lease or DSU is less than the amount specified therefor in Schedule 3.4, and the Net Revenue Interest with respect to such Lease or DSU is unchanged, then the Title Defect Value is the product of the Allocated Value attributed to the applicable Subject Formations in such Lease or DSU multiplied by a fraction, the numerator of which is the difference between the Net Acres set forth on Schedule 3.4 and the actual Net Acres, and the denominator of which is the Net Acres stated on Schedule 3.4; or

(iii)    if the valid Title Defect asserted is not of the type described in Section 6.5(d)(i) or Section 6.5(d)(ii) above, the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Title Defect Property, the portion of the Title Defect Property (including the depths) adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, and such other reasonable factors as are necessary to make a proper evaluation.

(e)    Notwithstanding the above, in no event shall the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value under this Agreement, or for which Buyer otherwise received credit in the calculation of the Base Purchase Price.

ARTICLE VII.

ENVIRONMENTAL ASSESSMENT

7.1          Physical Condition of the Assets. The Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.

In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, material and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where they may be found.

7.2          Inspection and Testing.

(a)    Seller shall allow (or, if Seller is not the operator of the applicable Asset, use commercially reasonable efforts to obtain permission from the relevant operator to allow) Buyer to conduct, at Buyer’s sole risk, Liability, and expense, an on-site, visual inspection, including a Phase I environmental site assessment (as defined in the applicable ASTM International standards), a limited environmental compliance review, and any other review of environmental matters or conditions that Buyer deems necessary, of the Assets (an “Environmental Assessment”); provided, however, that: (i) Buyer shall provide Seller with prior written notice of any activities with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form reasonably acceptable to Seller; (iii) Buyer shall not conduct, authorize, or permit any test drilling, sampling, or other invasive on-site activities without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; and (iv) Buyer shall provide to Seller promptly (and in any event, prior to the Defect Notice Deadline) after receipt, at no cost to Seller, all written, final Environmental Assessments prepared by or on behalf of Buyer. If following the conduct of the Phase I environmental site assessment or other visual environmental assessment, such Phase I reasonably recommends any sampling, boring, drilling or other invasive investigation activities on or with respect to any of the Assets as necessary to determine the existence or magnitude of an Environmental Defect, Buyer shall advise Seller in writing of such recommendation and furnish to Seller for its review a proposed scope of such sampling, boring, drilling or other invasive investigation activities that are reasonably necessary to make such determination. Following the receipt and review of such proposal by Seller, Seller shall elect, in its sole discretion, to permit or refuse to permit the conduct of any such activities by Buyer; provided, however, that if Seller refuses to permit the conduct of such activities (or Seller does not have the authority to grant access for such due diligence and cannot obtain permission from the relevant operator using commercially reasonable efforts), then the Assets with respect to which Buyer requested permission to conduct such activities may, at Buyer’s sole option, be excluded from the Assets to be conveyed to Buyer at Closing (which shall be deemed to be Excluded Assets) and the Base Purchase Price shall be adjusted downward by the Allocated Values thereof. In connection with any such Environmental Assessment, Buyer shall not interfere with the normal operations of any Assets in any material respect and shall comply with all requirements and safety policies and procedures of Seller and/or the operator of such Assets. If Buyer or any contractor or agent of Buyer prepares a written Environmental Assessment of any Assets, upon Seller’s written request, Buyer shall furnish copies of the final report thereof to Seller. If requested by Seller, the Parties shall enter into a letter agreement memorializing the privileged and protected status of the Environmental Assessment and protecting the confidentiality of any such Environmental Assessment.

(b)    EXCEPT TO THE EXTENT CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BUYER WAIVES AND RELEASES, AND AGREES TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF ANY PERSON FOR INJURY TO, OR DEATH OF, ANY NATURAL PERSON OR FOR LOSSES INCURRED BY ANY PERSON TO THE EXTENT ARISING FROM ANY ACCESS AFFORDED TO BUYER, OR ANY OF ITS AGENTS OR CONTRACTORS IN CONNECTION WITH BUYER’S DUE DILIGENCE REVIEW, OR ANY ACTIVITIES, INCLUDING ANY ENVIRONMENTAL ASSESSMENT, OF BUYER OR ANY SUCH AGENTS OR CONTRACTORS IN CONNECTION THEREWITH. This Section 7.2(b) shall survive the Closing and any termination of this Agreement.

7.3          Notice of Environmental Defects.

(a)    As soon as reasonably possible after becoming aware of or making its determination of any Environmental Defect, but in no event later than the Defect Notice Deadline, Buyer shall notify Seller in writing of any Environmental Defect with respect to the Assets (an “Environmental Defect Notice”). To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Deadline, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Deadline (provided that failure to deliver any such preliminary notice shall not be deemed to waive Buyer’s right to assert an Environmental Defect on or before the Defect Notice Deadline). To be effective, the Environmental Defect Notice shall be in writing and must include (i) a reasonably detailed description of the Environmental Defect (including the applicable Environmental Law violated or implicated thereby), (ii) identification of the Asset(s) affected by the alleged Environmental Defect (a “Environmental Defect Property”), (iii) the curative actions Buyer reasonably anticipates are required to remediate or resolve such Environmental Defect, (iv) the estimated Environmental Defect Value attributable thereto, and (v) appropriate documentation reasonably necessary and available for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. The “Environmental Defect Value” means, with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect (net to Seller’s collective interests in the Assets). Notwithstanding anything herein to the contrary, in no event shall there be any adjustment to the Base Purchase Price or other remedies available in respect of Environmental Defects unless (x) the Environmental Defect Value for any individual Environmental Defect Property exceeds $25,000 (the “Individual Environmental Defect Threshold”) provided, however, that the Environmental Defect Value shall be deemed to meet the Individual Environmental Defect Threshold in either of the following cases: (i) if a single Environmental Defect affects more than one asset, the aggregate sum of the Environmental Defect Values for all assets affected by such Environmental Defect meets or exceeds the Individual Environmental Defect Threshold, or (ii) in the case of multiple instances of violation of the same Environmental Law (such as lack of required air permits or proof of air Permit-by-Rule qualification with the Texas Commission on Environmental Quality), the aggregate sum of the Environmental Defect Values for all such common Environmental Defects meets or exceeds the Individual Environmental Defect Threshold, and (y) the amount of all such Environmental Defect Values in the aggregate (excluding any Environmental Defect Values with respect to Environmental Defects cured by Seller) exceeds 1% of the Base Purchase Price (the “Aggregate Environmental Defect Threshold”), after which point, Buyer shall be entitled to adjustments to the Base Purchase Price or other remedies elected by Seller in accordance with Section 7.4 with respect to the full amount of all such Environmental Defect Values (i.e., “dollar-one” recovery). For the avoidance of doubt, if the Environmental Defect Value for an Environmental Defect exceeds the Individual Environmental Defect Threshold, the entire Environmental Defect shall be taken into account for purposes of determining the reduction to the Base Purchase Price.

(b)    Any matter that could be, but was not, asserted as an Environmental Defect by Buyer in accordance with Section 7.3(a) at or prior to the Defect Notice Deadline shall be and is hereby conclusively waived by Buyer, and Buyer shall not be entitled to any adjustment pursuant to Section 3.3 for such Environmental Defect or to exclude the Asset affected by such Environmental Defect. Except with respect to Buyer’s rights under Article XV, Buyer shall have no recourse with respect to any Environmental Defect if: (i) Buyer fails to provide written notice to Seller of such Environmental Defect in accordance with Section 7.3(a) on or before the Defect Notice Deadline; or (ii) the Environmental Defect Value with respect to such Environmental Defect is less than the Individual Environmental Defect Threshold.

(c)    Upon timely delivery of an Environmental Defect Notice by Buyer:

(i)    within 5 days after Seller’s receipt of an Environmental Defect Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Environmental Defect and/or the proposed Environmental Defect Value therefor (“Seller’s Environmental Response’”). If Seller does not agree with any claimed Environmental Defect and/or the proposed Environmental Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters; and

(ii)    if the Parties cannot reach agreement concerning the existence of an Environmental Defect, an Environmental Defect Value or whether or not an Environmental Defect has been Remediated (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”), upon either Party’s request, the Environmental Disputes shall be submitted to an attorney with at least 10 years’ experience in environmental matters involving oil and gas properties in Texas (the “Environmental Consultant”) to exclusively and finally resolve all points of disagreement relating to Environmental Defects, Environmental Defect Values and Remediation, applying standards customarily applied by reasonable and prudent operators of oil and gas properties in the areas where the Assets are located. If the Parties are unable to agree on the selection of the Environmental Consultant within 10 Business Days of the Parties agreeing to submit an Environmental Dispute to the Environmental Consultant for determination or, in the case where the Parties have not so agreed, the Parties shall request the AAA make the necessary appointment within 10 Business Days (which Environmental Consultant shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the 5 year period preceding the arbitration or have any financial interest in the dispute). Each Party shall present a written statement of its position on the Environmental Defect and/or Environmental Defect Value in question to the Environmental Consultant within 2 days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within 10 days of receipt of such position statements. Each Party shall bear its own legal fees and other costs of presenting its case to the Environmental Consultant. In making its determination, the Environmental Consultant shall be bound by the terms of this Article VII and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Consultant are necessary to make a proper determination. The Environmental Consultant shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. The determination by the Environmental Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction. Once the Environmental Consultant’s determination has been expressed to both Parties, Seller shall advise Buyer in writing as soon as reasonably practicable before the Closing which of the options available to Seller under Section 7.4 that Seller elects regarding each of the Assets as to which the Environmental Consultant has made a determination. The cost of any Environmental Consultant shall be paid one-half by Seller and one-half by Buyer. If at any time the Environmental Consultant fails or refuses to perform hereunder, a new Environmental Consultant shall be chosen by the Parties in accordance with this Section 7.3(c)(ii).

(iii)    Seller shall have the right, but not the obligation, to Remediate or cure an Environmental Defect prior to the Closing by giving written notice to Buyer to that effect within 5 days after Seller’s receipt of an Environmental Defect Notice. If Seller elects to pursue Remediation or cure as set forth in this clause (iii), Seller shall implement such Remediation or cure in compliance with all applicable Environmental Laws and in a manner that is consistent with the Lowest Cost Response. If Seller elects to pursue Remediation or cure and:

(A)    completes the Remediation or cure of an Environmental Defect prior to the Closing, the affected Assets shall be conveyed at Closing, and no Base Purchase Price adjustment will be made for such Environmental Defect;

(B)    does not complete the Remediation or cure prior to the Closing, unless Seller elects to exclude such Asset(s) in accordance with this Section 7.4(a)(ii), then Seller shall convey the affected Asset(s) to Buyer and the Base Purchase Price shall be reduced by an amount equal to the Environmental Defect Value for such Asset(s); provided, however, that if Seller requests, and Buyer agrees (in its sole and absolute discretion), to allow Seller to complete the Remediation of the affected Asset(s) within [***] after Closing, Seller shall convey the affected Asset(s) to Buyer and at the Closing, Buyer shall deposit into escrow with the Stock Escrow Agent the number of shares of Common Stock equal to the Environmental Defect Value for such Environmental Defect. If Seller is unable to complete the Remediation of the Environmental Defect within 180 days after Closing, then as soon as reasonably practicable thereafter but in any event within 5 Business Days, the Parties shall instruct the Stock Escrow Agent to release the portion of the Stock Consideration attributable to the affected Assets to HighPeak. If Seller is able to complete the Remediation of the Environmental Defect within [***] after Closing, then as soon as reasonably practicable thereafter but in any event within 5 Business Days, the Parties shall instruct the Stock Escrow Agent to release the portion of the shares of Common Stock equivalent to the Environmental Defect Value of the affected Assets to Seller. Seller shall remain liable for all Claims, Losses, Proceedings and Liabilities arising out of or in connection with such Environmental Defect until such time as such Remediation or cure is complete.

7.4          Rights and Remedies for Environmental Defects.

(a)    Subject to Section 7.3(a)-7.3(b), if there are Environmental Defects identified by Buyer in timely Environmental Defect Notices and Seller elects not to Remediate or cure by Closing, Seller shall (or in the case of Section 7.4(a)(ii), Buyer may) elect, at its sole discretion and subject to the applicable Individual Environmental Defect Threshold and the Aggregate Environmental Defect Threshold, to:

(i)    convey the entirety of the Assets subject to the Environmental Defect to Buyer at Closing, together with all associated Assets, and reduce the Stock Consideration payable to Seller at Closing by a number of shares of Common Stock equal to (A) the undisputed Environmental Defect Value for such Environmental Defect, divided by (B) the Reference Price; or

(ii)    if the aggregate amount of Environmental Defect Values (based on the amount(s) thereof asserted in good faith by Buyer) of all Environmental Defects affecting the same Asset exceed the Allocated Value of such Asset, at the option of either Seller or Buyer, Seller shall retain the affected Asset and reduce the Stock Consideration payable to Seller at Closing by a number of shares of Common Stock equal to (A) the Allocated Value of the applicable Environmental Defect Property, divided by (B) Reference Price (in which case, such Asset(s) shall become Excluded Asset(s)).

(b)    Seller and Buyer may, by mutual agreement, on an Asset by Asset basis agree that Seller will indemnify Buyer for the Environmental Defect affecting the Asset and convey the entirety of the Asset, together with all associated Assets, to Buyer at Closing.

(c)    Subject to Section 12.5 and Section 13.5, Closing shall proceed as to all of the Assets other than any such Assets to be retained by Seller. Buyer waives its right to assert any Environmental Defect for which Buyer has received an adjustment to the Base Purchase Price, or other remedy or resolution, in accordance with Section 7.4(a)-(b).

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as follows:

8.1          Status of Formation. Seller is comprised of limited liability companies duly organized, validly existing and in good standing under the laws of the state of Texas.

8.2           Authority. Seller has the requisite corporate power and authority to enter into this Agreement and the Related Agreements, to carry out the transactions contemplated hereby and thereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of Seller’s certificate of incorporation or bylaws; (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Seller is a party or by which Seller or any of the Assets are bound; (c) violate any judgment, order, ruling or decree applicable to Seller; or (d) violate any Law.

8.3          Validity of Obligations. The execution, delivery and performance of this Agreement and the Related Agreements, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Related Agreements have each been duly executed and delivered by Seller, and any documents or instruments to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement, the Related Agreements and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

8.4          Authorizations for Expenditures. Except as set forth on Schedule 8.4, there are no outstanding authorities for expenditure or other capital commitments to third parties that are binding on the Assets or Seller and could reasonably be expected to require expenditures by Seller after the Effective Time in excess of $100,000, net to the interests of Seller.

8.5          Material Contracts.

(a)    Schedule 2.1(c) sets forth all Contracts of the type described below, in each case, which will be binding on the Assets or Buyer after the Closing (collectively, the “Material Contracts”):

(i)    any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000, net to Seller’s interest, during the current or any subsequent calendar year;

(ii)    any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000, net to Seller’s interest, during the current or any subsequent calendar year;

(iii)    any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, or similar Contract, except for any Contract that terminates or can be terminated by Seller on not greater than 30 days’ notice;

(iv)    any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar Contract;

(v)    any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease involves an annual base rental of more than $100,000, except for any Contract that terminates or can be terminated by Seller on not greater than 30 days’ notice;

(vi)    any farmout or farmin agreement, participation agreement, partnership agreement, joint venture agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, or similar Contract;

(vii)    any Contract that (A) contains or constitutes an area of mutual interest agreement or (B) includes non-competition restrictions or other similar restrictions on doing business;

(viii)    any Contract of Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time;

(ix)    any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

(x)    any Contract that contains calls upon or options to purchase production, or is a dedication of production or otherwise requires production to be transported processed or sold in a particular fashion or requires the payment of deficiency payments if specified production volume levels are not achieved;

(xi)    any Contract that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing;

(xii)    any Contract that provides for the maintenance of credit support by Seller;

(xiii)    any Contract that is a seismic or other geophysical acquisition agreement; and

(xiv)    any Contract relating to the pending acquisition (direct or indirect) by Seller of any material properties or any operating business or the capital stock of any other Person.

(b)    The Material Contracts are in full force and effect as to Seller and, to Knowledge of Seller, each counterparty. There exists no default in any material respect under any Material Contract by Seller or, to the Knowledge of Seller, by any other Person that is a party to such Material Contract and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or, to the Knowledge of Seller, any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, Seller has made available to Buyer complete copies of each Material Contract and all amendments thereto.

8.6          Litigation. Except as set forth on Schedule 8.6, there is no Proceeding pending or, to the Knowledge of Seller, threatened, that (a) relates to or may affect any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and the Related Agreements.

8.7          Permits. Except as set forth on Schedule 8.7, Seller (a) has acquired all Permits from appropriate Governmental Authorities to conduct operations on the Assets in material compliance with applicable Laws, (b) all such Permits are in full force and effect and no Proceeding is pending or threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid, and (c) is in compliance in all material respects with all such Permits.

8.8          Taxes. Except as set forth on Schedule 8.8, with respect to the Assets, (a) Seller has duly and timely filed all Tax Returns with respect to the Assets and such Tax Returns are true, correct and complete in all material respects, (b) all material Asset Taxes (whether or not shown to be due on such returns) have been paid, (c) there is no dispute or Claim concerning any material amount of Tax or material item with respect to any Tax Return with respect to the Assets claimed or raised by any Tax authority, (d) there are no liens (other than Permitted Encumbrances) on any of the Assets that arose in connection with any failure to pay any Tax, (e) none of the Assets is held in an arrangement that is treated as a partnership for U.S. federal income Tax purposes, and (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of Seller or the assessment or collection of any Tax from Seller, in each case, with respect to the Assets.

8.9           Environmental Laws. Except as set forth on Schedule 8.9, (a) to the Knowledge of Seller, the Assets are being operated in compliance in all material respects with all applicable Environmental Laws, (b) there are no actions, suits or Proceedings pending, or to the Knowledge of Seller, threatened, by or before any Governmental Authority with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, (c) Seller has received no written notice from any Person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental Permits, related to the Assets, (d) to the Knowledge of Seller, none of the Assets are subject to any unfulfilled Orders, consent decrees, or agreements with any Governmental Authority related to Environmental Laws, and (e) to the Knowledge of Seller, there have been no Releases of Hazardous Materials on, from, under, or to the Assets that could reasonably be expected to give rise to material Liabilities, under Environmental Law. Seller has made available to Buyer all material Records in its possession or control related to environmental matters concerning the Assets.

8.10           Preferential Purchase Rights. Except as set forth on Schedule 8.10, none of the Assets, or any portion thereof, is subject to any Preferential Rights.

8.11        Consents. Except as set forth on Schedule 8.11, there are no approvals, consents, ratifications, waivers, or other authorizations (including by any Governmental Authority) from any person that is applicable to the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement or the Related Agreements.

8.12          Payments for Production and Non-Consent Operations. Seller is not obligated by virtue of any take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases, Wells or Units at some future time without receiving payment therefor at or after the time of delivery. No operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement.

8.13        Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Seller.

8.14         Bankruptcy Proceedings. There are no bankruptcy, reorganization, insolvency or receivership actions pending, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.

8.15          Compliance with Laws. Except as set forth in Schedule 8.15, Seller has not received of any written notice from any third party alleging a violation of Laws relating to the Assets. The Assets are in compliance in all material respects with all Laws.

8.16          Production Imbalances. Except as set forth on Schedule 8.16, neither Seller nor any of its predecessors in title have collectively taken more (“Over-Produced”) or less (“Under-Produced”) production from the Wells located on such property (or on the Units in which such property participates) than the ownership of Seller and such predecessors in such property would entitle Seller and such predecessors (absent any gas balancing agreement or arrangement) to receive. For each property listed on Schedule 8.16, such Schedule reflects (a) whether Seller is in an Over-Produced or Under-Produced position, and (b) the amount of such Over-Production or Under-Production.

8.17          Suspense Funds; Royalties; Expenses. Except as set forth on Schedule 8.17, Seller does not hold any third party funds in suspense with respect to production of Hydrocarbons from any of the Assets (collectively, “Suspense Funds”) other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment. Except for Suspense Funds, Seller has properly and timely paid all royalties, overriding royalties, and other burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets in accordance with applicable Leases and Laws, in each case, due by Seller. Subject to the foregoing, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets) are owed and delinquent in payment by Seller that relate to the ownership or operation of the Assets.

8.18          Wells. There is no Well included in the Assets drilled by Seller or its Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases and Contracts. No Well operated by Seller or its Affiliates, and to the Knowledge of Seller no other Well, is subject to material penalties on allowable production because of any overproduction or any other violation of applicable Laws that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time. Schedule 8.18 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms). Seller has not received written notice from any Governmental Authority or other third parties to plug or abandon any Wells. To the Knowledge of Seller, there are no Wells that the operator thereof is currently obligated by applicable Law to plug and abandon that have not been plugged and abandoned in accordance in all material respects with applicable Law. To the Knowledge of Seller, the Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance in all material respects with, applicable Law.

8.19          Bonds. Schedule 8.19 lists all bonds, letters of credit, guarantees, cash deposits and other similar credit support instruments currently maintained by Seller or any of its Affiliates with respect to the Assets, true and complete copies of which have been made available to Buyer.

8.20          Leases. There is no material default under any of the Leases, neither Seller nor any of its Affiliates has received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved in writing, and no party to any Lease or any successor to the interest of such party has filed or, to the Knowledge of Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease.

8.21          Related Assets. To the Knowledge of Seller, each material Related Asset is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its current use. The Assets constitute and include all of the assets necessary for the conduct of Seller’s ownership and operation of the Assets, as currently conducted, with respect to the ownership and operation of the Leases, Wells or Units.

8.22          Investor Status. Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933. Seller has such knowledge, skills and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Common Stock. Seller is not acquiring Common Stock as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring the Common Stock. Seller understands and accepts that the acquisition of the Common Stock comprising the Stock Consideration involves various risks and uncertainties, many of which are summarized in HighPeak’s filings with the SEC. Seller represents that it is able to bear any loss associated with an investment in the shares of Common Stock comprising the Stock Consideration.

8.23          Independent Evaluation of Investment. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Common Stock. Seller confirms that it is not relying on any communication (written or oral) of HighPeak or any of its affiliates, as investment or tax advice or as a recommendation to acquire the Common Stock. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by HighPeak or any of its affiliates will not be considered investment or tax advice or a recommendation to acquire HighPeak’s securities, and that neither HighPeak nor any of its affiliates is acting or has acted as an advisor to Seller in deciding to invest in HighPeak’s securities. In accepting the Common Stock, Seller has made its own independent decision that an investment in the Common Stock is suitable and appropriate for Seller. Seller has had access to such information concerning HighPeak, Buyer and the Common Stock and confirms it has been offered the opportunity to ask questions of HighPeak and Buyer and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Common Stock.

8.24          No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the Common Stock or made any finding or determination concerning the fairness or advisability of such an investment.

8.25          Ownership of the Assets. No Affiliate of Seller nor any employee of Seller or any such Affiliates owns any right, title, or interest in and to any assets which, if owned by Seller, would constitute an Asset to which value has been allocated on Schedule 3.4.

8.26       Scope of Representations of Seller. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE VIII OR THE SPECIAL WARRANTY, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING), EXPRESS, STATUTORY, OR IMPLIED, IN THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (vii) THE TAX ATTRIBUTES OF ANY ASSET; OR (viii) INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER, AFFILIATE OR CONTRACTOR OF SELLER WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM OR INTERNET SITE AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT AND THE RELATED AGREEMENTS; AND SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE VIII OR THE SPECIAL WARRANTY, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY OF SELLER’S AFFILIATES TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE ASSIGNMENT AND BILL OF SALE, AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST SELLER OR ANY OF ITS AFFILIATES EXCEPT FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR THE SPECIAL WARRANTY. ANY AND ALL DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

8.27          Physical Condition of Assets. THE ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCTION OPERATIONS AND POSSIBLY FOR THE STORAGE AND DISPOSAL OF WASTE MATERIALS OR HAZARDOUS SUBSTANCES RELATED TO STANDARD OIL FIELD OPERATIONS. PHYSICAL CHANGES IN OR UNDER THE ASSETS OR ADJACENT LANDS MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS ALSO MAY CONTAIN BURIED PIPELINES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN BY SELLER OR BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS. IN ADDITION, BUYER ACKNOWLEDGES THAT SOME OIL FIELD PRODUCTION EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN NORM. IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIAL AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS DESCRIBED HEREIN MAY CONTAIN NORM AND THAT NORM CONTAINING MATERIALS MAY BE BURIED OR HAVE BEEN OTHERWISE DISPOSED OF ON THE ASSETS. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE ASSETS WHERE THEY MAY BE FOUND.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer, with respect to itself only, and HighPeak, with respect to itself only, as applicable, represent and warrant as follows:

9.1        Status of Formation. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas. HighPeak is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.

9.2         Authority. Each of Buyer and HighPeak (collectively, the “Buyer Parties”) have the requisite power and authority to enter into this Agreement and the Related Agreements, to carry out the transactions contemplated hereby and to undertake all of their respective obligations set forth in this Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by each of Buyer and HighPeak, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the certificate of formation or incorporation, limited liability company agreement, bylaws, or other organizational documents of the Buyer Parties, as applicable, (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Buyer or HighPeak is a party or by which Buyer or HighPeak is bound; (c) violate any judgment, order, ruling or decree applicable to Buyer or HighPeak; or (d) violate any Law.

9.3       Validity of Obligations. The execution, delivery and performance of this Agreement and the Related Agreements, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer and HighPeak. This Agreement and the Related Agreements have each been duly executed and delivered by Buyer and HighPeak, and any documents or instruments to be executed and delivered by Buyer or HighPeak at Closing will be duly executed and delivered by such Person. This Agreement, the Related Agreements and any documents or instruments delivered by Buyer or HighPeak at the Closing shall constitute legal, valid and binding obligations of such Person, enforceable in accordance with their terms.

9.4          Qualification and Bonding. Buyer is in compliance with the bonding and liability insurance requirements in accordance with all applicable Laws. Buyer is and henceforth will continue to be qualified to own any federal, Indian or state oil and gas leases that constitute part of the Assets.

9.5        Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities Laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities Laws.

9.6          Evaluation. Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and the Related Agreements (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). In entering into this Agreement and the Related Agreements and consummating the transactions contemplated hereby and thereby, Buyer has relied, and will rely, solely upon its own independent investigation, verification, analysis and evaluation of the Assets and has not relied on any representations or warranties by Seller other than those expressly set forth in this Agreement and the Related Agreements.

9.7         Financing. Buyer will have sufficient shares of Common Stock or other sources of immediately available funds to enable it to pay the Base Purchase Price to Seller at the Closing.

9.8        Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Buyer or HighPeak.

9.9          Capitalization of HighPeak

(a)    The authorized capital stock of HighPeak consists of 600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “HighPeak Preferred Stock”). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with HighPeak’s Certificate of Incorporation (the “Certificate of Incorporation”), HighPeak’s Bylaws (the “Bylaws”), or under the laws of the State of Delaware, are fully paid and nonassessable.

(b)    As of the Closing, the Stock Consideration will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien or claim and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or first offer or similar rights created under the Certificate of Incorporation, Bylaws or under the laws of the State of Delaware.

(c)    HighPeak has all requisite power and authority to issue and deliver the Stock Consideration to Seller in accordance with and upon the terms and conditions set forth in this Agreement. As of the Effective Time, all corporate action for the authorization, issuance, transfer and delivery of the Stock Consideration to Seller shall have been validly taken, and no other authorization by any Person is required therefor.

9.10      Nasdaq Listing. HighPeak has not received any notice from Nasdaq of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except as disclosed in the SEC Filings. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq. HighPeak is in compliance with all applicable rules and regulations of the Nasdaq. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any shares of Common Stock has been issued. There is no suit, action, proceeding or investigation pending or, to the knowledge of HighPeak, contemplated or threatened against HighPeak by any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, with respect to any intention by such entity to deregister the shares of Common Stock or prohibit, prevent, suspend or terminate the listing of the shares of Common Stock on the Nasdaq. HighPeak has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.

9.11       SEC Filings

(a)    HighPeak has timely filed or furnished with the Securities and Exchange Commission (the “SEC”) all forms, reports, certifications, prospectuses, proxy statements, registration statements, schedules, statements, and other documents required to be filed or furnished by it since January 1, 2021 under the Securities Act, the Exchange Act, and all other federal securities laws. All such forms, reports, certifications, prospectuses, proxy statements, registration statements, schedules, statements, and other documents are herein collectively referred to as the “SEC Filings”. The SEC Filings, at the time filed or furnished, (i) complied in all material respects with applicable requirements of federal securities laws and the rules and regulations of the SEC thereunder and (ii) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent SEC Filing), include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Effective Time, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings. HighPeak has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.

(b)    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the SEC Filings: (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of HighPeak and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

(c)    Neither HighPeak nor any of its consolidated subsidiaries has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of HighPeak prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in HighPeak’s consolidated balance sheet (or the notes thereto) as of December 31, 2020, included in the SEC Filing filed or furnished prior to the date hereof, (ii) incurred in the ordinary course of business since December 31, 2020, (iii) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, or (iv) that are immaterial to HighPeak and its consolidated subsidiaries, taken as a whole.

9.12      Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the shares of Common Stock comprising the Stock Consideration will be issued pursuant to an exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Regulation D as promulgated by the SEC under the Securities Act.

9.13       Controls and Procedures.

(a)    HighPeak maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of HighPeak’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP.

(b)    HighPeak maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by HighPeak in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. HighPeak has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of HighPeak’s most recently completed fiscal quarter.

9.14      Absence of Certain Changes. Since January 1, 2021, except as set forth in the SEC Filings filed as of the Effective Time, there has not occurred any material adverse effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

9.15       Form S-3. As of the Execution Date, HighPeak is eligible to register the resale of the Common Stock comprising the Stock Consideration by Seller under Form S-3 promulgated under the Securities Act.

ARTICLE X.

CERTAIN AGREEMENTS OF SELLER

Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

10.1      Maintenance of Assets. Except (w) as set forth on Schedule 10.1, (x) for operations and activities contemplated by the authorization for expenditures set forth on Schedule 8.4 or pursuant to any Lease, Contract, or applicable Law, (y) as required in the event of an emergency to protect life, property or the environment, or (z) as permitted or contemplated by this Agreement, or otherwise consented to in writing by Buyer, Seller shall, from the Execution Date until the Closing Date:

(a)    Operate its business with respect to its ownership and operation of the Assets (if and as applicable) in the ordinary course of business consistent with Seller’s recent practices with respect to the Assets, and in accordance with the applicable operating agreements and prudent industry practice, and fulfill all material contractual obligations and conditions imposed upon Seller with respect to the Assets, including payment of royalties, delay rentals, shut-in gas royalties and any and all material payments;

(b)    Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets;

(c)    Not knowingly and voluntarily waive any material rights under, amend or terminate any material Contract;

(d)    Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires expenditures exceeding $100,000 net to Seller’s interest for each operation; provided that the terms of this Section 10.1(d) shall not apply to any expenditures of Seller which will not be charged to Buyer;

(e)    Not voluntarily abandon any of the Wells other than as commercially reasonable or as required pursuant to the terms of a Lease or by regulation;

(f)    Not (i) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production or pursuant to any agreements existing on the date hereof); (ii) grant any Preferential Right or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon 60 days prior notice; (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than $100,000 net to Seller’s interest or pursuant to any disclosed authorizations for expenditures covering the Assets); or (v) remove any of the Related Assets from any Lease (except to move such Related Asset to another Lease); and

(g)    To the extent within the Knowledge of Seller, promptly provide Buyer with written notice of (i) any Claims, Proceedings or other occurrences which affect the Assets in any material respect; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

10.2          Transfer Orders. Seller shall execute as of the Closing Date all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

10.3          Preferential Rights.

(a)    Without limiting the representation contained in Section 8.10, Seller agrees that it will (i) use reasonable efforts to identify all preferential rights to purchase, rights of first refusal, tag-along rights, drag-along rights and other similar rights (collectively, “Preferential Rights”) applicable to the transaction contemplated hereby, and the names and addresses of such parties holding the same, and (ii) promptly following the date hereof offer to the parties so identified (and in accordance with the documents creating such rights) the opportunity to exercise such Preferential Rights.

(b)    If the holder of a Preferential Right properly exercises such right prior to Closing, Seller shall tender to such party the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Asset must be tendered), and to the extent that such Preferential Right is exercised and such interest in such Asset is actually sold to the party so exercising such right, such interest in the Asset will be deemed an Excluded Asset and shall be excluded from the transaction contemplated hereby and the Base Purchase Price will be adjusted downward by the Allocated Value of the Asset affected by the Preferential Right.

(c)    If, on the Closing Date, the holder of a Preferential Right has not indicated whether or not it will exercise such Preferential Right and the time period within which the holder of the Preferential Right must exercise its right has not lapsed, then the affected Asset(s) subject to such Preferential Right shall be retained by Seller at Closing, the Stock Consideration shall be reduced by an amount equal to (i) the aggregate Allocated Value of the affected Assets, divided by (ii) the Reference Price, and the Closing shall occur on the remainder of the Assets. If, after the Closing, any Preferential Right is waived, or if the time period otherwise set forth for exercising such Preferential Right expires without exercise by the holder thereof, or any holder of a Preferential Right that elected to exercise such Preferential Right prior to Closing, fails or refuses to consummate the purchase of the affected Asset(s), in each case within [***] after the Closing Date, then Seller shall promptly thereafter delivery conveyances of the Asset(s) subject to such Preferential Rights to Buyer and Buyer shall pay to Seller an amount in cash equal to the Allocated Value of such Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 3.3).

10.4          Records and Contracts. Seller shall have the right, at its sole cost and risk, to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of 5 years after the Closing Date (or for such longer period as corresponds to an applicable statute of limitations, as may have been extended by a relevant Governmental Authority), shall make available to Seller (at the location of such Records and Contracts in Buyer’s organization and during normal business hours) access to the Records and Contracts upon written request of Seller. In the event there are Records and Contracts that apply to both Assets and Excluded Assets, Seller may retain the originals of such Records and Contracts and provide copies thereof to Buyer.

10.5         Delivery of Assets. All tangible personal property included in the Assets, including Records, Contracts and Permits (or completed applications therefor, if applicable), shall be made available by Seller on the Closing Date at their existing locations, unless otherwise agreed to in writing by the Parties.

10.6          Delivery of Lease Assignments. Seller shall at the Closing execute and deliver to Buyer all assignments of leases with any Governmental Authority relating to or included in the Assets.

10.7          Registrable Securities. Upon the receipt of written notice from Seller requesting the inclusion of Registrable Securities in the Registration Statement pursuant to the Alamo Transaction, if such Registration Statement pursuant to the Alamo Transaction or the Side Letter (as such term is defined in the Alamo Transaction) has been filed and declared effective, HighPeak shall amend such Registration Statement in order to include the Registrable Securities pursuant to this Agreement and shall use commercially reasonable efforts to cause such amendment to become or be declared effective under the Securities Act as promptly as practicable after the filing thereof.

10.8           Cooperation. Seller shall use commercially reasonable efforts to (a) assist Buyer in carrying out the obligations of Buyer pursuant to Article XI and (b) satisfy the conditions to Closing set forth in Article XII.

10.9         Successor Operator. From and after the date hereof, Seller will, for the account and at the expense of Buyer, exercise commercially reasonable efforts to assist Buyer to become operator of the Assets, but not the Excluded Assets; provided, however, that notwithstanding anything in this Agreement to the contrary, Seller does not warrant or guarantee that Buyer will become the operator of all or any portion of the Assets.

10.10       Consents. Seller shall initiate all procedures required to comply with or obtain all consents necessary or required for the transfer of the Assets, including sending written notices requesting such consents promptly following the date hereof in compliance with the contractual provisions thereto. If the Asset is subject to a Restriction, then notwithstanding anything in this Agreement to the contrary the transfer of title to, or interest in, such portion of the Assets shall not become effective unless and until such Restriction is satisfied or waived by the Parties and the parties to such instrument, or becomes otherwise inoperable or unenforceable. If Seller fails to obtain any consent necessary or required for the transfer of any Asset to Buyer prior to Closing, then Seller’s failure shall be handled as follows:

(a)    If a consent does not contain a Restriction, then the affected Assets shall nevertheless be conveyed at the Closing to Buyer as part of the Assets, and no adjustments shall be made to the Base Purchase Price in respect thereof.

(b)    If the consent contains a Restriction, then the affected Assets shall, at Buyer’s election, be retained by Seller or conveyed to Buyer at Closing. If such Assets are retained by Seller, then subject to Section 10.10(c), the Stock Consideration shall be adjusted downward by a number of shares of Common Stock equal to (i) the Allocated Value of such affected Assets, divided by (ii) the Reference Price, and the affected Assets shall be treated as Excluded Assets.

(c)    If, within [***] after the Closing, Seller obtains a consent subject to Restrictions or Buyer otherwise elects to receive the affected Assets, then Seller shall promptly delivery conveyances of the affected Asset(s) to Buyer and Buyer shall pay Seller an amount in cash equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 3.3).

10.11          Legends. Seller understands that the Stock Consideration, including the Post-Closing Escrow, will be annotated with a legend (the “33 Act Legend”) as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such securities):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL ACCEPTABLE TO HIGHPEAK, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR REGISTRATION UNDER THE ACT IS OTHERWISE UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”.

The 33 Act Legend shall be removed if (i) such Common Stock are registered for resale under the Securities Act (in which case an alternate prospectus delivery legend may apply), (ii) in connection with a sale, assignment or other transfer, such holder provides the transfer agent for the Common Stock an opinion of counsel, in form and substance reasonably acceptable to such transfer agent, to the effect that such sale, assignment or transfer of the Common Stock may be made without registration under the applicable requirements of the Securities Act, or (iii) the Common Stock can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). HighPeak shall cooperate with the applicable holder of Common Stock to effect removal of the 33 Act Legend on such shares pursuant to this Section 10.11 as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied. HighPeak shall bear all direct costs and expenses associated with the removal of a 33 Act Legend pursuant to this Section 10.11.

In addition, the Post-Closing Escrow shall be annotated with a restrictive legend in substantially the following form (the “Escrow Legend”) (and a stop-transfer order may be placed against transfer of such securities):

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE STOCK ESCROW AGREEMENT, DATED AS OF JUNE 3, 2022, WHICH STOCK ESCROW AGREEMENT RESTRICTS THE RELEASE OF THESE SECURITIES FROM ESCROW. COPIES OF SUCH ESCROW AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF HIGHPEAK.”

HighPeak shall cooperate with the applicable holder of securities released from Post-Closing Escrow to effect the removal of the Escrow Legend as soon as reasonably practicable after the release of these securities from the Post-Closing Escrow under the terms and conditions of this Agreement and the Stock Escrow Agreement.

10.12          Seller Agreements. From and after Closing and for a period of 180 days, Seller agrees that it shall not engage in any short sale, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, without, in each case, the prior written consent of HighPeak, which consent may be withheld in HighPeak’s sole discretion.

ARTICLE XI.

CERTAIN AGREEMENTS OF BUYER

Buyer agrees and covenants that, unless Seller shall have consented otherwise in writing, the following provisions shall apply:

11.1          Bonds, Letters of Credit and Guarantees. The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Authorities or co-owners and relating to the Assets will be transferred to Buyer. Buyer shall post, prior to Closing, the necessary bonds, or letters of credit and guarantees as required by any applicable Governmental Authorities or third parties, and provide Seller with a copy of same, and provide proof reasonably satisfactory to Seller that all applicable Governmental Authorities and third parties have accepted such bonds, letters of credit and/or guarantees as sufficient assurance to cover the plugging of all Wells and related matters. Should Buyer fail to obtain replacements for such bonds, letters of credit and guarantees in accordance with this Section 11.1, the Post-Closing Adjustment Statement shall be adjusted to reflect a credit to Seller in an amount equal to the total face value of any such obligations which are not cancelled or released to Seller.

11.2          Seller’s Logos. Buyer shall promptly, but in no event later than the 30th day, after Closing, cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

11.3          Transfer Orders. Buyer shall execute as of the Closing Date all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

11.4          Delivery of Lease Assignments. Buyer shall at the Closing execute and deliver to Seller all assignments of leases with any Governmental Authority relating to or included in the Assets.

11.5          Cooperation. Buyer shall use commercially reasonable efforts to (a) assist Seller in carrying out the obligations of Seller pursuant to Article X, and (b) satisfy the conditions to Closing set forth in Article XIII.

11.6          Notification of Breaches.

(a)    Subject to, and without limitation of, the rights and remedies of the Parties set forth in this Agreement, between the Execution Date and the Closing Date, each Party shall use commercially reasonable efforts to notify the other Party promptly after such Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by the other Party prior to or on the Closing Date has not been so performed or observed in any material respect. For the avoidance of doubt, in no event shall Buyer’s failure to comply with this Section 11.6(a) modify, compromise or otherwise affect Buyer’s rights under this Agreement (including, without limitation, Section 15.1 and Section 15.2). For the purposes of this Section 11.6(a), “actual knowledge” shall be limited (i) for Seller, to the Knowledge of Seller and (ii) for Buyer, to the actual knowledge of Kevin Smith, Ryan Hightower, Mike Hollis, Rodney Woodard or Bruce Woodard, without any duty or obligation of investigation.

(b)    If any Party’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured by the Closing Date (or, if the Closing does not occur, by the Target Closing Date) to the reasonable satisfaction of the other Party, then such breach shall be considered not to have occurred for all purposes of this Agreement.

ARTICLE XII.

CONDITIONS PRECEDENT TO OBLIGATION OF BUYER

The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

12.1         Representations and Warranties; Covenants. (a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, or, if any such representation or warranty is not expressly qualified by “materiality,” then in all material respects, as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects (or in all material respects, as applicable) as of such other date) except for such breaches or inaccuracies, if any, as would not, individually or in the aggregate, have a Material Adverse Effect on the Assets, as currently operated, taken as a whole; (b) Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing except for such breaches or failures to perform, if any, as would not, individually or in the aggregate, have a Material Adverse Effect on the Assets, as currently operated, taken as a whole; and (c) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, confirming the foregoing.

12.2            No Litigation. No third-party suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement and the Related Agreements.

12.3         Governmental Consents. All material consents and approvals of any Governmental Authority required for the transactions contemplated in this Agreement and the Related Agreements, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

12.4          Deliveries. Seller shall deliver (or be ready, willing, and able to deliver at Closing) to Buyer duly executed counterparts of the documents and certificates to be delivered by Seller under Section 4.2.

12.5          Impairments. The sum of (without duplication of any amounts) (i) the aggregate amount of Title Defect Values for all Title Defects exceeding the Individual Title Defect Threshold (without taking into account the Aggregate Title Defect Threshold), plus (ii) the aggregate amount of all Environmental Defect Values for all Environmental Defects exceeding the Individual Environmental Defect Threshold (without taking into account the Aggregate Environmental Defect Threshold), plus (iii) the aggregate downward adjustments to the Base Purchase Price pursuant to Section 10.3 and Section 10.10, plus (iv) the aggregate amount of Casualty Losses, does not equal or exceed [***]% of the Base Purchase Price.

ARTICLE XIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) of each of the following conditions:

13.1         Representations and Warranties; Covenants. (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects, or, if any such representation or warranty is not expressly qualified by “materiality,” then in all material respects, as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects (or in all material respects, as applicable) as of such other date); (b) Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing; and (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, confirming the foregoing.

13.2           No Litigation. No third-party suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement and the Related Agreements.

13.3         Governmental Consents. All material consents and approvals of any Governmental Authority required for the transactions contemplated in this Agreement and the Related Agreements, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

13.4           Deliveries. Buyer shall deliver (or be ready, willing, and able to deliver at Closing) to Seller duly executed counterparts of the documents and certificates to be delivered by Buyer under Section 4.3.

13.5          Impairments. The sum of (without duplication of any amounts) (i) the aggregate amount of Title Defect Values for all Title Defects exceeding the Individual Title Defect Threshold (without taking into account the Aggregate Title Defect Threshold), plus (ii) the aggregate amount of all Environmental Defect Values for all Environmental Defects exceeding the Individual Environmental Defect Threshold (without taking into account the Aggregate Environmental Defect Threshold), plus (iii) the aggregate downward adjustments to the Base Purchase Price pursuant to Section 10.3 and Section 10.10, plus (iv) the aggregate amount of Casualty Losses, does not equal or exceed [***]% of the Base Purchase Price.

13.6           Nasdaq Listing. The shares of Common Stock to be issued upon the Closing shall have been approved for listing on the Nasdaq subject to official notice of issuance.

ARTICLE XIV.

TERMINATION

14.1          Causes of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)    By the mutual written consent of the Parties;

(b)    By Seller, if Buyer fails to timely pay the Deposit to the Deposit Escrow Agent pursuant to Section 3.1;

(c)    By either Party if the Closing shall not have occurred by the Drop Dead Date; provided that no Party may terminate this Agreement pursuant to this Section 14.1(c) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(d)    By either Party if there shall have been entered a final, nonappealable order or injunction of any court or Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

14.2        Effect of Termination. In the event of the termination of this Agreement pursuant to or as contemplated by Section 14.1, this Agreement shall become void and have no further force and effect and neither Party shall have any further right, duty or liability to the other hereunder except (a) with respect to the indemnities provided for in Section 15.4, (b) under the confidentiality agreement between Seller and Buyer, (c) by reason of a breach of any covenant contained in this Agreement prior to such termination and (d) as otherwise provided in this Section 14.2. Upon termination, Buyer agrees to return to Seller or destroy all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations. In the event this Agreement terminates under Section 14.1 and either Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then (i) if Buyer is the party that willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, including, without limitation, any breach by Buyer of Section 9.7 or Buyer’s failure to consummate the transactions contemplated by this Agreement by the Drop Dead Date, Seller shall, as its sole and exclusive remedy at law or in equity, be entitled to the Deposit as liquidated damages, and (ii) if Seller is the party that willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, Buyer shall be entitled to, as its sole remedy at law or in equity, return of the Deposit except as otherwise provided in the immediately following sentence. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if Seller is the party that willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, Buyer may elect not to terminate this Agreement and may enforce the terms of this Agreement through specific performance. If Buyer elects to seek specific performance of this Agreement pursuant to this Section 14.2, the Deposit shall remain in escrow until a non-appealable final judgment or award on Buyer’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 3.1 of this Agreement. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement or to enforce compliance with the covenants and agreements of Seller under this Agreement. Buyer shall not be required to provide any bond or other security or make a showing of irreparable injury in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement. The Parties further agree that (x) by seeking the remedies provided for in this paragraph, including by the institution of a court proceeding, Buyer shall not in any respect waive their right to seek any other form of relief that may be available to it under this Agreement (including those set forth in this Section 14.2) in the event that the remedies provided for in this paragraph are not available or otherwise are not granted, and (y) nothing set forth in this paragraph shall require Buyer to institute any Proceeding for (or limit Buyer’s right to institute a Proceeding for) specific performance prior or as a condition to exercising any termination right under this Article XIV, nor shall the commencement of any Proceeding pursuant to this paragraph restrict or limit Buyer’s right to terminate this Agreement in accordance with this Article XIV. Notwithstanding anything to the contrary in this Agreement, if Buyer is not successful in seeking to specifically enforce this Agreement pursuant to this Section 14.2, Buyer shall be entitled to the Deposit in accordance with this Section 14.2. Notwithstanding the above terms of this Section 14.2, if this Agreement is terminated for any reason other than due to Buyer’s breach or willful or negligent failure to perform or observe in any material respect any of its representations, warranties, agreements or covenants contained herein as described above in this Section 14.2, then, subject to Buyer’s right to specific performance under this Section 14.2, Buyer shall be entitled to the Deposit free and clear of any claims thereon by Seller.

ARTICLE XV.

INDEMNIFICATION

15.1        Indemnification by Seller. From and after the Closing, except as otherwise provided in this Agreement, Seller shall defend, indemnify and hold harmless Buyer, its parent and subsidiary entities and each of their respective directors, officers, employees, agents and other representatives (the “Buyer Group”) from and against the following:

(a)    Misrepresentations. All Losses arising from the breach by Seller of any of its representations or warranties set forth in Article VIII;

(b)    Breach of Covenants. All Losses arising from the breach by Seller of any of its covenants set forth in this Agreement;

(c)    Retained Liabilities. All Retained Liabilities; and

(d)    Seller Tax Liabilities. All Seller Tax Liabilities.

EVEN IF SUCH LOSSES OR LIABILITIES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF BUYER GROUP; PROVIDED, HOWEVER, THAT IN NO EVENT WILL SELLER BE RESPONSIBLE FOR TAXES FOR ANY PERIOD (OR PORTION THEREOF) AFTER THE EFFECTIVE TIME, EXCEPT FOR PENALTIES AND INTEREST FOR SUCH PERIOD (OR PORTION THEREOF) ENDING ON THE CLOSING DATE AS A RESULT OF SELLER’S BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.8.

15.2        Limitations. Notwithstanding Section 15.1, the following limitations shall apply to Seller’s indemnification obligations:

(a)    Seller shall not be obligated to indemnify, defend or hold harmless Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period applicable to such Loss. Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability. The “Survival Period” applicable to Losses shall mean:

(i)     With regard to (A) a breach of the representations and warranties contained in Section 8.8 (Taxes) and (B) any Seller Tax Liabilities, a period following the Closing ending 60 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim;

(ii)    With regard to a breach of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), and 8.3 (Validity of Obligations), an indefinite period following the Closing;

(iii)   With regard to a breach of the Special Warranty, a period of [***] following the Closing;

(iv)   With regard to all of the representations and warranties of Seller in this Agreement other than those described in clauses (i)-(iii) above, a period of [***] following the Closing;

(v)    With regard to a breach of any covenant contemplated to be performed prior to the Closing, a period of [***] following the Closing;

(vi)   With regard to a breach of any covenant contemplated to be performed after the Closing, until such covenant is contemplated to have been performed; and

(vii)  With respect to any Retained Liability, for the period of time set forth in the definition of Retained Liabilities.

(b)    Other than Seller’s obligations and responsibilities with respect to (i) Retained Liabilities, (ii) breaches of Seller’s covenants contained in this Agreement, (iii) the Special Warranty, and (iv) breaches of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations) and 8.13 (Broker’s Fees), Seller shall have no Liability (A) for any individual Loss that does not exceed $25,000 (the “Individual Claim Threshold”), or (B) unless and until the aggregate Losses for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed 1% of the Base Purchase Price, and then only to the extent such Losses exceed 1% of the Base Purchase Price (the “Indemnity Deductible”).

(c)    Other than Liabilities of Seller with respect to (i) Retained Liabilities, (ii) breaches of Seller’s covenants contained in this Agreement, (iii) the Special Warranty, and (iv) breaches of the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority), 8.3 (Validity of Obligations) and 8.13 (Broker’s Fees), Seller’s aggregate liabilities and obligations under this Article XV shall not exceed [***]% of the Base Purchase Price;

(d)    The amount of Losses required to be paid by Seller to indemnify Buyer Group pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer Group pursuant to the terms of any insurance policies covering such claim to which Buyer Group may be entitled;

(e)    The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer acquired, or could have acquired, whether before or after the Closing or Closing Date, nor by any investigation or due diligence inquiry conducted by Buyer. Buyer has entered this Agreement in express reliance upon the representations and warranties of Seller made in this Agreement. For purposes of the indemnity contained in this Article XV, all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom; and

(f)    Buyer acknowledges and agrees that the termination rights in Article XIV, and from and after Closing, the indemnification provisions in this Article XV, shall be the exclusive remedies of Buyer with respect to the Assets, the Assumed Liabilities and Retained Liabilities, the transactions contemplated by this Agreement, and the representations, warranties and covenants made herein or any other document or instrument entered into pursuant hereto or in connection herewith. Further, subject to the preceding sentence, if the Closing occurs, Buyer shall be deemed to have waived, to the fullest extent permitted under Law, any right to contribution against Seller (including any contribution under any Environmental Law) and any and all other Claims and rights it may have against any Seller arising under or based on any Law or other legal theory (whether in contract, tort, equity, or otherwise).

15.3      Indemnification by Buyer. From and after the Closing, except as otherwise provided in this Agreement, Buyer shall defend, indemnify and hold harmless Seller, its parent and subsidiary entities and each of their respective directors, officers, employees, agents and other representatives (the “Seller Group”) from and against the following:

(a)    Misrepresentations. All Losses arising from the breach by a Buyer Party of any of the representations or warranties set forth in Article IX;

(b)    Breach of Covenants. All Losses arising from the breach by a Buyer Party of any of the covenants set forth in this Agreement; and

(c)    Assumed Liabilities. All Assumed Liabilities, including the Assumed Environmental Liabilities;

EVEN IF SUCH LOSSES OR LIABILITIES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF SELLER GROUP.

15.4      Physical Inspection. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSSES TO THE EXTENT ARISING FROM THE ACTIVITIES OF BUYER OR ITS EMPLOYEES, AGENTS AND CONTRACTORS WHILE INSPECTING OR OBSERVING THE ASSETS, INCLUDING (A) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH ANY TESTING, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS, AND (B) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF SELLER OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES, EXCEPT FOR ANY LOSSES THAT ARE THE RESULT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

15.5      Notification. As soon as reasonably practical after obtaining knowledge thereof, any Party seeking indemnification under this Agreement (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) of any Claim or Proceeding which the Indemnified Party has determined has given or could give rise to a claim for indemnification under this Article XV. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article XV, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal or other proceeding) shall be at the discretion of and conducted by the Indemnifying Party. If an Indemnified Party shall settle any such action, suit or proceeding without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), the right of the Indemnified Party to make any claim against the Indemnifying Party on account of such settlement shall be deemed conclusively denied. An Indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an Indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article XV, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding, including entering into a joint defense privilege agreement.

15.6        Post-Closing Escrow.

(a)    Seller’s post-Closing obligations hereunder and under the documents to be delivered at Closing by Seller will be satisfied first from the Post-Closing Escrow. After depletion of the Post-Closing Escrow, Buyer may seek any amounts due to Buyer Group under Section 15.1 by wire transfer of immediately available funds to an account or accounts designated by Buyer.

(b)    Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 15.2) and the Stock Escrow Agreement, upon the final determination of any claim made by Buyer (whether agreed upon with Seller or fully and finally resolved pursuant to the applicable dispute resolution procedures set forth herein), at Buyer’s written election, Seller and Buyer shall provide written instructions to the Stock Escrow Agent in accordance with the Stock Escrow Agreement to disburse to Buyer a number of shares of Common Stock equal to (i) the undisputed dollar value of such claim (taking into account the Individual Claim Threshold and the Indemnity Deductible), divided by (ii) the Reference Price.

(c)    On the date that is [***] after the Closing Date, Buyer and Seller shall instruct the Stock Escrow Agent to release to Seller the Post-Closing Escrow, save and except a number of shares of Common Stock equal to (i) the aggregate dollar of all unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Section 15.6 and which are subject to satisfaction (in whole or in part) from the Post-Closing Escrow (in each case, taking into account the Individual Claim Threshold and the Indemnity Deductible), divided by (ii) the Reference Price.

(d)    Subject to the terms of the Stock Escrow Agreement, Seller shall be entitled to vote the Common Stock in the Post-Closing Escrow and shall be entitled to any dividends paid thereon.

(e)    The Parties agree that the Common Stock comprising the Post-Closing Escrow will be treated as transferred to and owned by the Seller on the date of the Closing for U.S. federal and applicable state and local income tax purposes (the “Agreed Escrow Tax Treatment”), and that the terms of the Post-Closing Escrow are consistent with the Agreed Escrow Tax Treatment. Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Agreed Escrow Tax Treatment on all Tax Returns, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Agreed Escrow Tax Treatment, as adjusted, unless required to do so by a “final determination” within the meaning of Section 1313 of the Code.

ARTICLE XVI.

MISCELLANEOUS

16.1        Casualty Loss.

(a)    A “Casualty Loss” means the damage, destruction, or making unavailable or unusable for the intended purpose of any portion of the Assets by way of acts of God having a direct impact on the Assets (including volcanic eruptions, lightning, earthquake, wind, storm, flood or drought), or fire, explosion, condemnation, or exercise of any right of eminent domain. A Casualty Loss does not include depletion due to normal production and depreciation, failure of equipment or casing, or loss of ability to profitably market Hydrocarbons.

(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose due to Casualty Loss, then this Agreement shall remain in full force and effect and (i) there shall be no reduction to the Base Purchase Price in respect thereof, notwithstanding any such Casualty Loss, (ii) Buyer shall nevertheless be required to close the transactions contemplated hereby, and (iii) upon Closing, Seller shall assign, transfer and set over unto Buyer the Assets affected by such Casualty Loss and any insurance proceeds, awards or other payments arising out of such Casualty Loss received by Seller, and all of the right, title and interest of Seller in and to any unpaid insurance proceeds, awards or other payments arising out of such Casualty Loss, and all right, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims; provided, however, that Buyer may elect to exclude the affected Assets from the transactions contemplated hereby if Buyer’s reasonable estimate of the cost to repair or replace the affected Assets exceeds the amount of insurance proceeds, awards or other payments Buyer reasonably expects to receive in connection with such Casualty Loss (in which case the Base Purchase Price shall be reduced by the Allocated Value of the affected Assets). Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of Law of Seller or any of its Affiliates.

16.2          Confidentiality. For a period of one year following the Closing Date and subject to the provisions of Section 16.4, each Party shall not, and each Party shall cause its Affiliates and representatives to not, use for its or their own benefit or divulge or convey to any third party (other than its representatives), any Confidential Information; provided, however, that a Party or its Affiliate may furnish such portion, and only such portion, of the Confidential Information as such Party or its Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request from any Governmental Authority to disclose all or any part of the Confidential Information; (ii) to the extent not inconsistent with such request or prohibited by applicable Law, it notifies the other Party of the existence, terms and circumstances surrounding such request and consults with the other Party on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to: (i) the terms and contents of this Agreement and the Exhibits and Schedules hereto; (ii) the Parties and their respective subsidiaries which would reasonably be considered to be proprietary or confidential; or (iii) the transactions contemplated hereby, other than data or information that is or becomes available to the public other than as a result of a breach of this Section. The Confidentiality Agreement shall remain in full force and effect whether or not the Closing occurs.

16.3          Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom it is intended at the following addresses:

If to Seller, to:

Alamo Frac Holdings, LLC
1101 Little School Road
Arlington, Texas 76017
Attn:    Shu Rau

            Jeff Hansen
Email: Shu.rau@crockettoperating.com

            jeff@hansenattorneys.com

With a copy to:

Kirkland & Ellis LLP
609 Main Street

Houston, Texas 77002

Attention:         Rahul D. Vashi, P.C.

Email:         rahul.vashi@kirkland.com

Kirkland & Ellis LLP

1601 Elm Street

Dallas, Texas 75201

Attention:   Kevin T. Crews, P.C.

                   Courtney Jamison Roane

Email:         kevin.crews@kirkland.com

    courtney.roane@kirkland.com

If to Buyer, to:

HighPeak Energy Assets, LLC
421 W. 3rd St., Ste 1000
Fort Worth, Texas 76102
Attn: Kevin Smith, Land Manger
Email: ksmith@highpeakenergy.com

With a copy to:

Akin Gump Strauss Hauer & Feld
201 Main St., Ste 1600
Fort Worth, Texas 76102
Attn: Cole Bredthauer
Email: cbredthauer@akingump.com

or at such other address as any of the above shall specify by like notice to the other.

16.4          Press Releases and Public Announcements. Neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the Related Agreements, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by a Party: (i) that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over Seller or its Affiliates, (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement and the Related Agreements, as reasonably necessary to obtain waivers of such right or such consents, or (iii) with respect to Buyer, that do not specifically identify the Seller; provided, however, that the foregoing shall not prevent Seller or Buyer from recording any instruments of conveyance delivered at the Closing.

16.5          Governing Law. This Agreement is governed by and will be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Texas and venue shall be in the civil district courts of Howard County, Texas. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.6          Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

16.7          Financial Statement Information.

(a)    Seller acknowledges that Buyer, or its Affiliates (including its successors and assigns) may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets for one or more years or interim periods ending on or prior to, or including, the Closing (but not to exceed 2 fiscal years plus, on an unaudited basis, the interim period ending on or prior to the Closing Date), in documents filed by Buyer or its Affiliates or assignee with the SEC pursuant to the Securities Act, or in materials relating to a securities offering under Rule 144A of the Securities Act, and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”). From and after the Closing Date and for 2 years after Closing, Seller shall maintain, and, at Buyer’s request (and at Buyer’s sole cost and expense), provide Buyer (or its applicable Affiliate, successor or assignee) and its auditor reasonable access during normal business hours and upon reasonable advance notice to, any financial information and records (to the extent that such information is available) and personnel of Seller Group and use commercially reasonable efforts to, at Buyer’s sole cost and expense, provide reasonable access during normal business hours and upon reasonable advance notice to Seller Group’s accounting firm, in each case, as Buyer (or its applicable Affiliate, successor or assignee) may reasonably request for the sole purpose of Buyer (or its applicable Affiliate, successor or assignee) and its auditor, and its representatives, creating and, to the extent required by Law, auditing, the Requisite Financial Statement Information; provided that Seller’s commercially reasonable efforts shall be without the obligation to expend any monies or undertake any obligations (other than the obligation to request access). Notwithstanding anything to the contrary, (i) Seller shall in no event be required to create new records or financial statements relating to the Assets or otherwise and (ii) the access to be provided to Buyer shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business. Seller and its Affiliates shall not be required to (A) deliver or cause the delivery of any legal opinions or make any representations in connection with such cooperation described herein, (B) take any action that Seller reasonably believes could result in a violation of applicable Law or regulations of any Governmental Authority, Seller’s, or its Affiliate’s, organizational documents, any contractual obligation or any confidentiality arrangement or the waiver of any legal or other applicable privilege (including attorney-client privilege and attorney work product), (C) agree to pay any fees, reimburse any expenses, incur any costs or Liabilities (unless Buyer has advanced the funds necessary to cover such expenses, costs or Liabilities) or give any indemnities; provided, however, nothing in this clause (C) shall be construed to limit Seller’s express obligations set forth in this Section 16.7 or (D) be a party to any agreement, certificate, instrument or other document with respect to the Buyer’s debt or equity financings.

(b)    Upon request of Buyer, Seller shall request the external audit firm that audits the Requisite Financial Statement Information to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements included in the Requisite Financial Statement Information in any such registration statement, report or other document. Seller shall use its commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with reasonable access to (i) audit work papers of the Seller Group’s independent accountants in connection with this Section 16.7 and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants; provided, however, that Seller’s commercially reasonable efforts shall not include the obligation to expend any monies or undertake any obligations (other than the obligation to request access).

(c)    Buyer shall be responsible for, and obligated to promptly reimburse Seller for, all reasonable costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Requisite Financial Statement Information and otherwise complying with this Section 16.7.

(d)    All of the information provided by Seller pursuant to this Section 16.7 is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto.

(e)    Buyer shall indemnify Seller, its respective Affiliates, Seller’s and each of its Affiliates’ respective directors, managers, officers, stockholders, partners, members, employees and representatives, each member of Seller Group, and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any losses or other Liabilities imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Buyer, any of its Affiliates or representatives of information utilized in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 16.7 to the fullest extent permitted by applicable Law, in each case, except in the case of fraud and the foregoing obligations shall survive termination of this Agreement for a period of 10 years after the Closing.

(f)    Except to the extent included in any filings made pursuant to the Securities Act or the Exchange Act, Buyer agrees to hold all information provided or made available to Buyer and its Affiliates pursuant to this Section 16.7 and that is not otherwise part of or related to the Assets that are conveyed to Buyer pursuant to the provisions of this Agreement confidential and agrees not to use any such information other than in connection with the preparation of any such filings.

16.8          Expenses, Taxes and Recording.

(a)    Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement, regardless of whether the Closing occurs.

(b)    The Party required by applicable Law to file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement and the Related Agreements (“Transfer Taxes”), and, if required by applicable law, the other Party shall join in the execution of any such Tax Returns and other documentation. Other than recording fees associated with filing instruments in the county records after Closing (which shall be the responsibility of Buyer), the Parties do not expect that the transactions contemplated by this Agreement will result in any Transfer Taxes (other than recording fees). However, if any Transfer Taxes are imposed on the transfer of the Assets to Buyer, such Transfer Taxes shall be borne by Seller. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c)    Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall immediately file for and obtain the necessary approval of all Governmental Authorities to the assignment of the Assets and shall immediately file all change of operator forms to effect the change of operator where applicable. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable Governmental Authority. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

16.9       HighPeak Change of Control. In the event of a Change of Control (as hereinafter defined) within [***] of the Closing Date, Buyer and Seller shall instruct the Stock Escrow Agent to release to Seller the Post-Closing Escrow. [***].

16.10     Assignment. This Agreement or any part hereof may not (directly or indirectly) be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

16.11     Entire Agreement; No Reliance. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Each of the Parties expressly waives reliance on any facts, promises, undertakings, representations or warranties made by any other Party or such Party’s representatives prior to the execution of this Agreement to the extent such facts, promises, undertakings, representations or warranties are not expressly reflected herein or in the Confidentiality Agreement.

16.12      Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

16.13      Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.14     Disclaimers Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, ALL LANGUAGE IN THIS AGREEMENT IN ALL CAPITAL LETTERS ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

16.15     Certain Interpretive Matters.

(a)    Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) words expressed in the singular include plural and vice versa, (iv) the word “including” means “including without limitation,” (v) the word “days” means “calendar days” unless specified as “business days,” and (vi) all references to “funds” or “$” are to lawful currency of the United States of America.

(b)    No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

16.16      Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.17     Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential, special, exemplary or punitive damages, lost profits, lost business opportunities, or diminution in value with respect to any Claim, Proceeding, controversy or dispute arising out of or relating to this Agreement or the breach hereof, including any indemnification claim pursuant hereto, other than any such damages payable to any third party in respect of which a Party is otherwise entitled to indemnification hereunder.

16.18      No Waiver. No waiver by any Party of any condition of this Agreement or of any breach by any Party of any of the obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by any Party. Forbearance by any Party to seek a remedy for any noncompliance or breach by any other Party shall not be deemed to be a waiver by the first such Party of its rights and remedies with respect to any such noncompliance or breach.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties and HighPeak as of the date first set forth above.

SELLER: ALAMO BORDEN COUNTY 1, LLC By: ___________________________________ Name: _________________________________ Title: __________________________________

Signature Page to

Purchase and Sale Agreement

BUYER:

HIGHPEAK ENERGY ASSETS, LLC

By: ___________________________________

Name: _________________________________

Title: __________________________________

HIGHPEAK:

HIGHPEAK ENERGY, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

Signature Page to

Purchase and Sale Agreement